Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

EXAMWORKS, INC.,

ADVANCED MEDICAL REVIEWS, INC.,

EYTAN ALPERN, MD

and

BARAK MEVORAK, MD

DATED AS OF JANUARY 19, 2016

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of January 19, 2016 is made and entered into by and among EXAMWORKS, INC., a Delaware corporation (the “Purchaser”), ADVANCED MEDICAL REVIEWS, INC., a California corporation (the “Company”), and EYTAN ALPERN, MD and BARAK MEVORAK, MD, being both of the shareholders of the Company (each, a “Shareholder” and together, the “Shareholders”).

RECITALS:

WHEREAS, the Shareholders together own all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and

WHEREAS, upon and subject to the terms and conditions set forth herein, the Shareholders propose to sell to the Purchaser, and the Purchaser proposes to purchase from the Shareholders, all of the Shares in exchange for the consideration set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and, incorporating the recitals set forth above, and intending to be legally bound hereby, each Party (as defined below) hereby agrees as follows:

ARTICLE I
Definitions

1.1          Certain Definitions. The following terms, as used herein, have the meanings set forth below:

“Accounting Referee” has the meaning set forth in Section 3.4(c).

“Affiliate” of any specified Person means any other Person that, directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, such specified Person.

“Affiliate Loan” has the meaning set forth in Section 7.6(a).

“Agreement” means this Share Purchase Agreement, as may be amended from time to time.

“Alpern Treating Practice” means the act of practicing medicine by Dr. Eytan Alpern or Dr. Lousine Alpern by treating a patient directly or providing radiology services in a hospital or other clinical setting for the purpose of diagnosing and preventing disease and healing a patient.

“AMR EU” means Advanced Medical Reviews EU Limited, a limited company organized under the laws of England and Wales.

“Business” means the business of arranging, facilitating, selling or providing peer review services, medical case review services, pharmacy benefit review services, independent medical examination services, utilization review services, record review services, medical necessity review services, disability review services, workers’ compensation medical review services (including, without limitation, qualified medical examiner, agreed medical examiner and independent medical review services), medical liability review services, independent review organization services, bill review services, medical cost containment services, Medicare set-aside and compliance services, case management services, functional capacity examination services, leave and accommodation services, hospital and medical risk management assessments, diagnostic services, employer medical network services, and related services (including, without limitation, retrospective reviews, fraud and abuse reviews, external reviews, short term and long term disability reviews, waiver of premium reviews, medical auto and personal injury protection reviews, radiology reviews, quality of care reviews, fitness for duty evaluations, social security evaluations, employee medical leave review, transitional work services, return-to-work evaluations, FMLA assessments, ERISA assessments, ADA assessments, occupational injury evaluations, nurse case reviews, coding reviews, insurance form processing services, claims management software solutions, and expert witness and testimony services. “Business” shall include, without limitation, functions such as billing, scheduling, transcription, record retrieval, information technology, software development and support, network management and credentialing services performed in connection with the foregoing.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Los Angeles, California.

“Claims Made Policies” has the meaning set forth in Section 7.9(b).

“Closing” means the consummation of the purchase and sale of the Shares, as set forth in Article IX of this Agreement.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Indebtedness” means, as of the Closing Date, any indebtedness of, or guaranteed by, the Company with respect to (a) borrowed money, (b) notes payable, (c) capital leases, (d) accrued but unpaid fees, costs and expenses of the Company and the Shareholders related to the transactions contemplated pursuant to this Agreement, (e) Severance Costs to the extent not paid at or prior to Closing or included in the Final Working Capital Schedule, (f) prepayment, change of control or similar payments and expenses, including any Taxes related thereto which become due and payable as a result of the transactions contemplated by this Agreement, and (g) installment sale Contracts or other Contracts relating to the deferred and unpaid purchase price of property or services, including any interest accrued thereon and prepayment or similar penalties and expenses.

“Closing Date Indebtedness Statement” has the meaning set forth in Section 3.2.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 7.3(a).

“Company Agents” has the meaning set forth in Section 7.9(a).

“Company Benefit Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which the Company has any liability or obligation.

“Company Intellectual Property” means any Intellectual Property that is owned by or licensed to the Company, including the Company Software.

“Company Licensed Software” means all Software used by the Company (including off-the-shelf software) other than Company Proprietary Software.

“Company Personnel” means current employees or independent contractors of the Company or its Affiliates and any former employees or independent contractors of the Company or its Affiliates who were employees or contractors during the Noncompete Period, including, without limitation, Medical Providers.

“Company Proprietary Software” means all Software owned by the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Software” means the Company Licensed Software and the Company Proprietary Software.

“Confidential Information” means any data or information concerning the Company, the Business (including trade secrets), the Shares, or the Purchaser or its Affiliates, without regard to form, regarding (for example and including) (a) business process models; (b) proprietary software; (c) research, development, products, services, marketing, selling, business plans, budgets, unpublished financial statements, licenses, prices, costs, Contracts, suppliers, customers, and customer lists; (d) the identity, skills and compensation of employees, contractors, and consultants; (e) specialized training; (f) the fact that the Company is an acquisition target or the Purchaser is the purchaser or any information regarding this Agreement or the transactions contemplated hereby; and/or (g) discoveries, developments, trade secrets, processes, formulas, data, lists, and all other works of authorship, mask works, ideas, concepts, know-how, designs, and techniques, whether or not any of the foregoing is or are patentable, copyrightable, or registrable under any intellectual property Laws or industrial property Laws in the United States or elsewhere. Notwithstanding the foregoing, no data or information constitutes “Confidential Information” if such data or information is publicly known and in the public domain through means that do not involve a breach by the Company or a Shareholder of any covenant or obligation set forth in this Agreement.

“Contract” means any contract, sub-contract, agreement, lease, license, commitment, sale and purchase order, note, loan agreement or any other arrangement, or understanding of any kind, whether written or oral, and whether express or implied.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Customer” means a customer of the Company (including any payor with respect to evaluations) that paid the Company at least Thirty Thousand Dollars ($30,000) in the aggregate during the year ended December 31, 2014 or a customer of the Company that paid the Company at least Twenty Two Thousand, Five Hundred Dollars ($22,500) in the aggregate during the nine (9)-months ended September 30, 2015.

“Customer Overpayments” means customer overpayments, double payments, or erroneous payments on account of services already performed, or deposits, advanced payments or prepayments for services or work which has not been performed as of the Closing or is reasonably not expected to be performed by the Company following the Closing, to the extent such liabilities are not reflected in the income statements of the Company for the period in which such overpayment, double payment, erroneous payment or deposit was received by the Company.

“Deductible” has the meaning set forth in Section 10.6(a).

“Direct Claim” has the meaning set forth in Section 10.3(c).

“Disclosure Schedules” has the meaning set forth in Article IV.

“Earnout Customer” means the Person identified on Schedule 1.1(a).

“Earnout Contract” means the Contract identified on Schedule 1.1(a).

“Earnout Payment” has the meaning set forth in Section 3.6(a).

“Earnout Period” means the First Earnout Period and the Second Earnout Period.

“Earnout Period Revenues” means the gross revenues recognized by the Company or its Affiliate(s) under the Earnout Contract during the Earnout Period in accordance with GAAP, net of any invoiced credits, adjustments and repayments arising in the ordinary course of business consistent with past practice and under the terms of the Earnout Contract and other amounts due and payable under the Earnout Contract.

“Earnout Report” has the meaning set forth in Section 3.6(b).

“Employee Benefit Plan” means, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under applicable Laws, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing benefits to the current and former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), or with respect to which such Person has any liability or obligation, including (a) each deferred compensation, bonus, incentive compensation, pension, retirement, employee stock ownership, stock purchase, stock option, profit sharing or deferred profit sharing, stock appreciation, phantom stock plan and other equity compensation plan, or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is either subject to ERISA or is tax-qualified under the Code), (c) each severance plan or agreement, and each other plan providing health, vacation, supplemental unemployment benefit, hospitalization insurance, medical, dental, disability, life insurance, death or survivor benefits, fringe benefits or legal benefits and (d) each other employee benefit plan, fund, program, agreement or arrangement.

“Employment Agreement” means any employment contract, consulting agreement, termination or severance agreement, salary continuation agreement, change of control agreement or any other Contract, including offers for any of the above, respecting the terms and conditions of employment or payment of compensation in respect to any current or former director, officer or employee, other than Medical Provider Agreements.

“Environmental Laws” means all Laws relating to pollution or protection of health, safety or the environment, including the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), the United States Comprehensive Environmental Response, Compensation and Liability Act and other similar federal, state and local statutes.

“ERISA” means the United States Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.

“ERISA Affiliate Plan” means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time, or with respect to which such ERISA Affiliate has any liability or obligation.

“Escrow Agent” has the meaning set forth in Section 3.3(a)(ii).

“Escrow Agreement” has the meaning set forth in Section 3.5.

“Escrow Deposit Amount” has the meaning set forth in Section 3.3(a)(ii).

“Escrow Fund” has the meaning set forth in Section 3.5.

“Exclusive Engagement and Services Agreement” means that certain Exclusive Engagement and Services Agreement, dated as of the date hereof, by and among the Company and the Purchaser, on the one hand, and AMR EU and the Shareholders, on the other hand.

“Final Working Capital Schedule” means the Working Capital Schedule, as finally determined pursuant to Section 3.4.

“Final Earnout Payment” means the applicable Earnout Payment, as finally determined pursuant to Section 3.6.

“Final Earnout Report” means the applicable Earnout Report, as finally determined pursuant to Section 3.6.

“Financial Statements” means (a) the unaudited balance sheet of the Company as of December 31, 2013, and the unaudited statement of income of the Company for the year then ended, (b) the unaudited balance sheet of the Company as of December 31, 2014, and the unaudited statement of income of the Company for the year then ended, (c) the unaudited balance sheet of the Company as of September 30, 2015, and the unaudited statement of income of the Company for the nine (9)-months then ended, (d) the unaudited balance sheet of the Company as of October 31, 2015, and the unaudited statement of income of the Company for the month then ended, and (e) the unaudited balance sheet of the Company as of November 30, 2015, and the unaudited statement of income of the Company for the month then ended.

“First Earnout Period” means the period beginning on March 1, 2016 and ending on February 28, 2017.

“FMLA” means the United States Family and Medical Leave Act of 1993.

“Fundamental Representations” has the meaning set forth in Section 10.5.

“Fundamental Representations Cap” has the meaning set forth in Section 10.6(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any (a) nation, state, commonwealth, county, city, town, village, district, or other similar jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other similar government, (c) federal, state, local or foreign governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court or tribunal), (d) multi-national or supra-national organization or body, (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court or arbitrator, (f) self-regulatory organization, (g) medical board or (h) official of any of the foregoing.

“Hazardous Materials” means any pollutant, chemical or substance, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of friable asbestos, urea formaldehyde, polychlorinated biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Indemnified Party” means a Purchaser Indemnified Party or a Shareholder Indemnified Party.

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Insurance Benefits” has the meaning set forth in Section 10.7(a).

“Insurance Policies” has the meaning set forth in Section 4.20.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; (d) all industrial designs and any registrations and applications therefor; (e) all internet domain names, trade names, logos, slogans, designs, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; (f) all Software, databases and data collections and all rights therein; (g) all moral and economic rights of authors and inventors (where available under applicable law), however denominated; and (h) any similar or equivalent rights to any of the foregoing.

“Knowledge” means, with respect to any individual, all facts known or that reasonably should have been known by such individual, and with respect to the Company, all facts known or that reasonably should have been known by the Persons set forth on Schedule 1.1(b), in each case on the date hereof or on the Closing Date, as applicable.

“Labor Laws” means all Laws governing or concerning labor relations, unions and collective bargaining, conditions of employment, employee classification, employment discrimination and harassment, wages, hours or occupational safety and health, including ERISA, the United States Immigration Reform and Control Act of 1986, the United States National Labor Relations Act, the United States Civil Rights Acts of 1866 and 1964, the United States Equal Pay Act, the United States Age Discrimination in Employment Act, the United States Americans with Disabilities Act, FMLA, the United States Worker Adjustment and Retraining Notification Act and similar state Laws, the United States Occupational Safety and Health Administration Act of 1970, the United States Davis Bacon Act, the United States Walsh-Healy Act, the United States Service Contract Act, United States Executive Order 11246, the United States Fair Labor Standards Act and the United States Rehabilitation Act of 1973.

“Laws” means all laws, statutes, common law, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, rulings, injunctions, writs and awards of, or issued or entered by, all Governmental Entities.

“Leased Real Property” means the parcels of real property of which the Company is the lessee or sublessee (together with all fixtures and improvements thereon).

“Licenses” means all (a) licenses, franchises, permits, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations issued by any Governmental Entity, including, without limitation, workers’ compensation, independent medical examination, independent review organization and utilization review licenses, registrations and permits; (b) small business, women-owned business, veteran-owned business or minority-owned business certificates or registrations, and (c) accreditations, licenses and certifications issued by a trade or industry group or independent technology auditor, including without limitation, URAC, ISO, SOC or SSAE 16.

“Liens” means all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever.

“Losses” means any and all claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments, whenever arising or incurred, and whether arising out of a third party claim.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of facts, changes, events, effects or occurrences) that has, has had or is reasonably likely to have a materially adverse effect on the financial condition, Business, results of operations, properties, assets or liabilities (including contingent liabilities) of the Company, which may include any of the following events, none of which in and of itself would be conclusively deemed a Material Adverse Effect unless it satisfies the foregoing requirements: (a) any cancellation of, or threatened cancellation of, the Company’s relationships with any Customer, (b) any change in Laws affecting the Company or its Business or any part thereof, (c) the institution of any litigation, proceeding or action by or against the Company or any representatives of the Company, (d) the bankruptcy or insolvency of the Company, (e) a data breach, or a cyber-attack or security incident that would reasonably be expected to lead to a data breach, (f) the institution of any investigation, proceeding, action or indictment of, one or more Medical Providers material to the Company or its Business, or (g) a material change in the composition of the panel of physicians used by the Company as of the date of the Agreement to conduct the Business. A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Company or a Shareholder of its or his mutual obligations hereunder or the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary, none of the foregoing shall be deemed to constitute a Material Adverse Effect to the extent arising primarily from (i) changes in general economic conditions so long as such changes do not affect the Company or its Business in a disproportionate manner, (ii) the outbreak or escalation of hostilities, acts of war, terrorism or military actions (or the escalation thereof), (iii) changes in regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction, in each case except to the extent that such changes have a materially disproportionate adverse effect on the Company, a Shareholder or the industry in which the Company operates, or (iv) any changes in GAAP (or authoritative interpretations thereof).

“Material Contracts” has the meaning set forth in Section 4.15.

“Material Licenses” has the meaning set forth in Section 4.25.

“Medical Provider” means any physician, nurse, other medical professional or medical professional group engaged or used to perform services for the Company or its Business.

“Medical Provider Agreements” means Contracts, including any fee schedules, with Medical Providers for the provision of services related to the Company or its Business.

“Mevorak Treating Practice” means the act of practicing medicine by Dr. Barak Mevorak by treating a patient directly in a hospital or other clinical setting for the purpose of diagnosing and preventing disease and healing a patient.

“Net Working Capital” means Working Capital as of the close of business on the Closing Date.

“Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years after the Closing Date.

“Notice of Claim” has the meaning set forth in Section 10.3(c).

“Party” means, individually, the Purchaser, the Company and each Shareholder.

“Parties” means, collectively, the Purchaser, the Company and the Shareholders.

“Payoff Letters” has the meaning set forth in Section 8.1(f).

“Permitted Liens” means (a) Liens for Taxes and other governmental charges and assessments which are not yet due and payable or not yet delinquent (excluding Liens arising under ERISA or Code Sections 412 or 430), (b) Liens of landlords and carriers, warehousemen, mechanics, materialmen, or repairmen and other like Liens incurred in the ordinary course of business consistent with past practices for sums not yet due and payable or not yet delinquent, (c) Liens relating to deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of leases, trade contracts or similar agreements, (d) purchase money liens on personal property acquired in the ordinary course of business and (e) any utility company rights, easements and franchises.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, Governmental Entity or other entity or organization.

“Pre-Closing Tax Periods” has the meaning set forth in Section 7.5(a).

“Prior Period Return” has the meaning set forth in Section 7.5(e).

“Pro Rata Share” means, with respect to each Shareholder, fifty percent (50%), such percentage being the percentage of the outstanding Shares held by such Shareholder immediately prior to the Closing.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby.

“Purchaser Benefit Plan” means any Employee Benefit Plan maintained by the Purchaser or any of its Affiliates.

“Purchaser Indemnified Parties” means the Purchaser and its Affiliates (including the Company from and after the Closing), their respective officers, directors, members, managers, employees, agents and representatives and the heirs, executors, successors and assigns of any of the foregoing.

“Purchaser Losses” has the meaning set forth in Section 10.1.

“Purchaser Personnel” means current and former employees and independent contractors of the Purchaser or its Affiliates and any former employees or independent contractors of the Company or its Affiliates who were employees or contractors during the Noncompete Period, including without limitation physicians, nurses or other medical professionals engaged or used to perform services for the Purchaser or its Affiliates.

“Receivables” means the Company’s accounts receivable and notes receivable as of the close of business on the Closing Date.

“Reference Balance Sheet” means the internal unaudited balance sheet of the Company as of November 30, 2015.

“Registered Intellectual Property” means all: (a) patents and pending patent applications (including provisional applications); (b) registered trademarks and service marks, pending applications to register trademarks and service marks, pending intent-to-use applications, or other registrations or pending applications related to trademarks and service marks; (c) registered copyrights and pending applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, or registration with or by any Governmental Entity.

“Required Consent” has the meaning set forth in Section 4.4.

“Second Earnout Period” means the period beginning on March 1, 2017 and ending on February 28, 2018.

“Severance Costs” means, except to the extent set forth in the Final Working Capital Schedule, severance and other costs and related benefits arising as a result of the transactions contemplated under this Agreement to which any employee of the Company is entitled for any reason (e.g., vacation pay and employer paid COBRA coverage or Employee Benefit Plan benefits) and associated with the termination of such employee, and any Taxes (including employer Taxes) related thereto.

“Shareholder” has the meaning set forth in the Preamble.

“Shareholder Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Company (at or prior to the Closing) or a Shareholder in connection with the transactions contemplated hereby.

“Shareholder Indemnified Parties” means the Shareholders and their heirs, executors, successors and assigns.

“Shareholder Losses” has the meaning set forth in Section 10.2.

“Shares” has the meaning set forth in the Preamble.

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form.

“Special Indemnity Matters” means the indemnification matters set forth in Subsection 10.1(a)(vii).

“Standard Representations Cap” has the meaning set forth in Section 10.6(a).

“Straddle Tax Periods” has the meaning set forth in Section 7.5(b).

“Supplier” means any supplier of goods or services, excluding Medical Providers, to which the Company paid more than Thirty Thousand Dollars ($30,000) in the aggregate during the year ended December 31, 2014 or more than Twenty-Two Thousand Dollars ($22,500) in the aggregate during the nine (9)-months ended September 30, 2015.

“Target Net Working Capital” means an amount equal to One Million, Seven Hundred Thousand Dollars ($1,700,000).

“Taxes” means all taxes, assessments, charges, duties, fees, levies and other charges of a Governmental Entity, including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind, including taxes of any Person under Treasury Regulation Section 1.1502-6, for which the Company or the Purchaser may have any liability imposed by any Governmental Entity, whether disputed or not, and any related charges, interest or penalties imposed by any Governmental Entity.

“Tax Return” means any report, return, declaration or other information, in whatever form or medium, required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.

“Terminated Arrangements” has the meaning set forth in Section 7.8.

“Territory” means worldwide.

“Third-Party Claim” has the meaning set forth in Section 10.3(a).

“Treasury Regulations” means the temporary and final income Tax regulations promulgated under the Code.

“Working Capital” means, as of a certain date, current assets less current liabilities (excluding the current portion of funded debt to be paid off as Closing Date Indebtedness), as calculated in accordance with GAAP.

“Working Capital Deficit” means the amount by which the Net Working Capital is less than the Target Net Working Capital.

“Working Capital Schedule” means a statement of Net Working Capital, as calculated in accordance with GAAP using the accrual method of accounting consistently applied.

“Working Capital Surplus” means the amount by which the Net Working Capital is greater than the Target Net Working Capital.

1.2          Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE

2.1          Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, the Shareholders shall sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders, all of the Shares, free and clear of all Liens other than restrictions on transfer under federal and state securities Laws.

ARTICLE III
PURCHASE PRICE; ADJUSTMENTS

3.1         Purchase Price. Subject to adjustments pursuant to Section 3.3, the aggregate amount to be paid for the Shares shall be Thirty Million Dollars ($30,000,000) in cash (the “Purchase Price”) plus the amount of the Earnout Payments, if any.

3.2          Statement of Closing Date Indebtedness. Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement, signed by an officer of the Company, which sets forth, by creditor, the aggregate amount of the Closing Date Indebtedness (the “Closing Date Indebtedness Statement”). Copies of the Payoff Letters, delivered in accordance with Section 8.1(f) hereof, shall be attached to the Closing Date Indebtedness Statement.

3.3          Payment of Purchase Price.

(a)     On the Closing Date, the Purchaser shall, from the Purchase Price:

(i)     pay, repay or cause to be paid or repaid on behalf of the Company the Closing Date Indebtedness, as set forth in the Closing Date Indebtedness Statement;

(ii)     deposit Three Million Dollars ($3,000,000) (the “Escrow Deposit Amount”) with SunTrust Bank, a Georgia banking corporation (the “Escrow Agent”), to be held in escrow as further provided in Section 3.5 below; and

(iii)     pay or cause to be paid to the Shareholders, an amount equal to Twenty Seven Million Dollars ($27,000,000) minus the amount of the Closing Date Indebtedness (as set forth in the Closing Date Indebtedness Statement) in accordance with the terms of this Agreement.

(b)     Working Capital Adjustment. Within five (5) Business Days following the determination of the Final Working Capital Schedule in accordance with Section 3.4 below, if there is a Working Capital Surplus, the Purchaser shall pay to the Shareholders an amount equal to the Working Capital Surplus in cash, and if there is a Working Capital Deficit, the Shareholders shall cause to be paid to the Purchaser from the Escrow Fund an amount equal to the Working Capital Deficit in cash. If a dispute exists between the Shareholders and the Purchaser regarding the amount of the Working Capital Surplus or the Working Capital Deficit reflected in the Working Capital Schedule delivered pursuant to Section 3.4(a), the appropriate Party shall pay to the other appropriate Party the Pro Rata Share, as applicable, of the uncontested amount prior to the determination of the disputed amount in accordance with Section 3.4.

(c)     Earnout Payment. Within five (5) Business Days following the determination of each Final Earnout Payment in accordance with Section 3.6 below, the Purchaser shall pay to the Shareholders an amount equal to the Earnout Payment, if any, in cash. The Shareholders hereby instruct the Purchaser to pay four percent (4%) of any Earnout Payment directly to BSC Capital, LLC, and to pay the remaining amount of such Earnout Payment to the Shareholders in their Pro Rata Share. If a dispute exists between the Shareholders and the Purchaser regarding the amount of the Earnout Payment reflected in the Earnout Report delivered pursuant to Section 3.6(b), the Purchaser shall pay the uncontested amount (to the Persons and pursuant to the allocations set forth in the preceding sentence) prior to the determination of the disputed amount in accordance with Section 3.6.

3.4          Working Capital Adjustment.

(a)     Within one hundred twenty (120) days following the Closing Date, the Purchaser shall prepare and deliver to the Shareholders the Working Capital Schedule and its calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon. Upon the request of the Shareholders, the Purchaser shall provide a reasonable level of supporting documentation for the Working Capital Schedule and its calculation of the Working Capital Surplus or Working Capital Deficit and any additional information reasonably requested by the Shareholders related thereto. In the event the Purchaser fails to prepare and deliver such Working Capital Schedule in such one hundred twenty (120)-day period, the Purchaser shall forfeit its right to deliver such materials and the Shareholders shall have the right to calculate and deliver to the Purchaser their calculation of the Working Capital Schedule and their calculation of the Working Capital Surplus or Working Capital Deficit within one hundred twenty (120) days following the date on which the Purchaser’s right expired and the references to the Shareholders and the Purchaser in the remaining provisions of this Section 3.4 shall be inverted.

(b)     The Shareholders shall have thirty (30) days following receipt of the Working Capital Schedule delivered pursuant to Section 3.4(a) during which to notify the Purchaser of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Shareholders shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, the Final Working Capital Schedule shall be prepared in accordance with the agreement of the Purchaser and the Shareholders and the calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon, shall be final and binding upon the Parties. In the event the Shareholders do not notify the Purchaser of any such dispute within such thirty (30)-day period or notify the Purchaser within such period that they do not dispute any item contained therein, the Working Capital Schedule delivered pursuant to Section 3.4(a) shall constitute the Final Working Capital Schedule and the Purchaser’s calculation of the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding upon the Parties.

(c)     In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding the Working Capital Schedule delivered pursuant to Section 3.4(a) within thirty (30) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by one of the following accounting firms, as mutually agreed by the Purchaser and the Shareholders (as long as such firm is not, at such time, the outside independent accountant or tax advisor of the Purchaser or the Shareholders): Deloitte, KPMG, Ernst & Young, PricewaterhouseCoopers, Grant Thornton, RSM or BDO Seidman (the “Accounting Referee”). In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in or related to the Working Capital Schedule as to which the Shareholders have disagreed. The Accounting Referee’s determination of the Working Capital Schedule and the Working Capital Surplus or Working Capital Deficit, if any, based thereon shall be final and binding on the Parties. The Parties shall direct the Accounting Referee to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. All fees and expenses of the Accounting Referee shall be shared equally by the Shareholders and the Purchaser.

3.5          Escrow Amount. The Escrow Deposit Amount shall be deposited with the Escrow Agent into an interest-bearing escrow account. The Escrow Agent shall hold the Escrow Deposit Amount in accordance with the terms and conditions of an escrow agreement, by and among the Purchaser, the Shareholders and the Escrow Agent, in substantially the form attached hereto as Schedule 3.5 (the “Escrow Agreement”). The Escrow Deposit Amount, inclusive of any investment earnings thereon (the “Escrow Fund”) shall remain in escrow following the Closing for disbursement in accordance with the working capital adjustment set forth above and to cover indemnification claims of the Purchaser, in each case in accordance with the terms of the Escrow Agreement, until the date that is twelve (12) months from the Closing Date, at which time the remaining and undisputed balance of the Escrow Fund shall be released to the Shareholders.

3.6          Earnout.

(a)     The Purchaser shall pay to the Shareholders earnout payments, each in an amount equal to seventy percent (70%) of Earnout Period Revenues generated in each Earnout Period, in accordance with this Section 3.6 (each such payment, an “Earnout Payment”). Notwithstanding the foregoing provisions of this Section 3.6(a), in no event shall the aggregate Earnout Payments payable hereunder be less than zero or greater than Nine Million Eight Hundred Thousand Dollars ($9,800,000).

(b)     Within ninety (90) days following the end of the First Earnout Period and the Second Earnout Period, as the case may be, the Purchaser shall prepare and deliver to the Shareholders a report setting forth its calculation of the Earnout Payment for such applicable Earnout Period, including a statement of the Earnout Period Revenues for such applicable Earnout Period (the “Earnout Report”). The Purchaser shall provide a reasonable level of supporting documentation for the Earnout Payment and any additional information reasonably requested by the Shareholders related thereto together with the Earnout Report. The Earnout Payment for the applicable Earnout Period shall represent only a right to receive a cash payment from the Purchaser, subject to the terms set forth herein, and shall not be deemed an interest in any security or certificate or entitle the holders thereof to any rights of any kind other than as specifically set forth herein. No interest is payable with respect to any Earnout Payment to the extent timely paid when due.

(c)     The Shareholders shall have thirty (30) days following receipt of the applicable Earnout Report delivered pursuant to Section 3.6(b) during which to notify the Purchaser of any dispute of any item contained therein or related thereto, which notice shall set forth in detail the basis for such dispute. The Purchaser and the Shareholders shall cooperate in good faith to resolve any such dispute as promptly as possible. Upon such resolution, a Final Earnout Report shall be prepared in accordance with the agreement of the Purchaser and the Shareholders and the calculation of the applicable Earnout Payment, if any, based thereon, shall constitute the applicable Final Earnout Payment and be final and binding upon the Parties. In the event the Shareholders do not notify the Purchaser of any such dispute within such thirty (30)-day period or notify the Purchaser within such period that they do not dispute any item contained therein, the applicable Earnout Report delivered pursuant to Section 3.6(b) shall constitute the Final Earnout Report with respect to such Earnout Period and the Purchaser’s calculation of the applicable Earnout Payment, if any, based thereon shall be final and binding upon the Parties.

(d)     In the event the Purchaser and the Shareholders are unable to resolve any dispute regarding an Earnout Report delivered pursuant to Section 3.6(b) within thirty (30) days following the Purchaser’s receipt of notice of such dispute, such dispute shall be submitted to, and all issues having a bearing on such dispute shall be resolved by, an Accounting Referee. In resolving any such dispute, the Accounting Referee shall consider only those items or amounts in or related to the Earnout Report as to which the Shareholder has disagreed. The Accounting Referee’s determination of the Earnout Report and the Earnout Payment, if any, based thereon shall constitute the applicable Final Earnout Report and Final Earnout Payment and shall be final and binding on the Parties. The Parties shall direct the Accounting Referee to use commercially reasonable efforts to complete its work within thirty (30) days following its engagement. All fees and expenses of the Accounting Referee shall be shared equally by the Shareholders and the Purchaser.

(e)     The Parties acknowledge that there is no assurance that the Shareholders will have the right to receive any Earnout Payment and Purchaser has not promised or projected any particular Earnout Payment. The earnout opportunity in this Section 3.6 is presented under the understanding that the Purchaser will have full control and direction over the Company and its business following the Closing, including decisions regarding strategic initiatives, management, legal structure, finance and accounting, marketing and branding and expenses. Notwithstanding the foregoing provisions of this Section 3.6(e), during the Earnout Period, the Purchaser shall not, nor shall it permit any of its Affiliates to, terminate the Earnout Contract and enter into a separate Contract with the Earnout Customer or any of its Affiliates for utilization management services for the purpose or effect of avoiding or reducing its obligations with respect to the Earnout Payments hereunder.

(f)     All payments made pursuant to this Section 3.6 shall be treated by the Parties for tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

3.7          Cash Payments. All cash payments required to be made under this Article III or any other provision hereof shall be made in cash by wire transfer of immediately available funds to such bank accounts as shall be designated in writing by the Person to whom or which the applicable payment is due.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE ShareholderS

Except as set forth in the disclosure schedules of the Company and the Shareholders attached hereto (the “Disclosure Schedules”) (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of the Agreement shall be deemed to apply to that section and any other section to the extent that its relevance is reasonably apparent on the face of such disclosure), the Company and the Shareholders, jointly and severally, represent and warrant to the Purchaser as of the date hereof:

4.1          Organization; Capitalization.

(a)     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Schedule 4.1(a) contains a true, correct and complete list of the jurisdictions in which the Company is qualified or registered to do business as a foreign corporation. The Company has made available to the Purchaser true, correct and complete copies of its articles of incorporation and bylaws as currently in effect and its corporate record books with respect to actions taken by its Shareholders and board of directors.

(b)     Each of the Company’s former legal names, and current and former trade names and d/b/a’s, is listed on Schedule 4.1(b), and other than as set forth on such schedule, the Company does not conduct and has not conducted business under any name other than its current legal name.

(c)     The Company does not own, directly or indirectly, any capital stock or other equity, securities or interests in any other Person.

(d)     The authorized capital stock of the Company consists of one million (1,000,000) shares of common stock without par value, of which one thousand five hundred (1,500) shares are issued and outstanding and zero (0) shares are held in treasury. The Shareholders own all of the issued and outstanding shares of capital stock of the Company, as set forth on Schedule 4.1(d). All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. The Shareholders have full and exclusive power, right and authority to vote all of the shares of capital stock of the Company owned by them, and neither Shareholder is bound by any agreement affecting or relating to his right to transfer or vote such shares. There are no outstanding options, warrants, conversion rights, subscriptions or other rights entitling any Person to acquire or receive, or requiring the Company to issue, any shares of its capital stock or securities convertible into, or exchangeable for, such shares of capital stock. There are no outstanding Contracts of the Company or the Shareholders or any other Person to purchase, redeem, or otherwise acquire any of the shares of capital stock of the Company or securities or obligations of any kind convertible into any shares of capital stock of the Company. All prior repurchases of the Company stock have been performed in accordance with applicable Laws and any and all obligations of the Company with respect thereto are fully satisfied. There are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company. There are no agreements or restrictions which in any way limit or restrict the transfer to the Purchaser of any of the Shares.

4.2          Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Shareholder Ancillary Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Shareholder Ancillary Documents to which it is a party by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and the Shareholder Ancillary Documents to which it is a party have been duly and validly executed and delivered by the Company and constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, in each case, subject to bankruptcy, insolvency reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

4.3          Absence of Restrictions and Conflicts. Provided that the Required Consents have been obtained, the execution, delivery and performance by the Company of this Agreement and the Shareholder Ancillary Documents to which it is a party, as applicable, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with or without the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the articles of incorporation or bylaws of the Company, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Party the right to terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company or any of the Company’s properties are bound, (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Company is a party or by which the Company or any of the Company’s properties are bound, (d) contravene or conflict with any Law or arbitration award applicable to the Company, (e) result in the creation or imposition of any Lien on any property or asset of the Company, or (f) adversely affect any Material License.

4.4         Required Consents. Schedule 4.4 sets forth each action, consent, approval, notification, waiver, authorization, order or filing (each, a “Required Consent” and collectively, the “Required Consents”) under any Law, License, Industry Certification or Material Contract to which the Company or a Shareholder is a party that is required to be obtained with the execution, delivery and performance of this Agreement or the Shareholder Ancillary Documents to avoid a breach or violation of, or giving rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any such Law, License, Industry Certification or Material Contract. Other than the Required Consents, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Company or either Shareholder in connection with the execution, delivery or performance of this Agreement or the Shareholder Ancillary Documents or the consummation of the transactions contemplated hereby.

4.5          Real Property.

(a)     The Company does not own, and does not have an option to acquire an ownership interest in, any real property.

(b)     Schedule 4.5(b) sets forth the address of, and lists each lease related to, each Leased Real Property. The leases with respect thereto are in full force and effect and are valid, binding and enforceable against the Parties thereto in accordance with their respective terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights, and to general equity principles.

(c)     To the Knowledge of the Company, except for the Permitted Liens, no Leased Real Property is subject to (i) any Liens, (ii) any decree or order of a Governmental Entity (or, to the Knowledge of the Company and the Shareholders, threated or proposed decree or order of a Governmental Entity) or (iii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever.

(d)     The improvements and fixtures on the Leased Real Property are in reasonable working condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are reasonably adequate and suitable for the purposes for which they are presently being used and as presently planned to be used. To the Knowledge of the Company, there is no condemnation, expropriation or similar proceeding pending or threatened against any of the Leased Real Property or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business. None of the Leased Real Property is used for any purpose other than the operation of the Business. To the Knowledge of the Company and the Shareholders, the buildings and structures included in the Leased Real Property have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, as is necessary for the conduct of the Company’s business.

4.6          Personal Property. All of the tangible personal property and assets of the Company (a) are free of defects and in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted and (b) were acquired and are usable in the regular and ordinary course of business. All of the tangible personal property and assets of the Company (whether owned, leased or licensed) are located at the Leased Real Property. No Person other than the Company owns any equipment or other tangible personal property or asset that is necessary to the operation of the Business. Schedule 4.6 sets forth a true, correct and complete list and general description of each item of tangible personal property relating to a capital expenditure of the Company, indicating the purchase value and purchase date of each such item, and its accumulated depreciation at November 30, 2015.

4.7           Sufficiency of and Title to Assets.

(a)     The Company has good title to or, in the case of the Leased Real Property or leased personal property, valid leasehold interests in, its properties and assets, free and clear of all Liens except Permitted Liens.

(b)     The assets and properties of the Company immediately following the Closing will constitute all of the assets (whether real, personal or mixed and whether tangible or intangible) necessary and sufficient to permit the Company to conduct its business in accordance with the past practices of the Company and as presently planned to be conducted.

(c)     Except for the Business, the Company is not engaged in any business or other commercial activity.

(d)     There are no assets, properties or rights (whether real, personal or mixed and whether tangible or intangible) that are owned or used by the Company that are not related to or utilized in its Business.

4.8           Inventory. The Company does not acquire, maintain or sell, and has never acquired, maintained or sold any inventory.

4.9          Accounts Receivable. To the Knowledge of the Company, the debtors to which the accounts receivable of the Company relate are not in or subject to a bankruptcy or insolvency proceeding. All accounts receivable of the Company set forth on the Financial Statements, net of applicable reserves, (a) are, to the Knowledge of the Company, valid, existing and collectible in a manner consistent with the Company’s past practices without resort to legal proceedings or collection agencies, (b) represent monies due for goods sold and delivered or services rendered, in each case in the ordinary course of business and (c) are not subject to any refund or adjustment or any defense, right of set-off, assignment, restriction, security interest or other Lien. There are no material disputes regarding the collectability of any such accounts receivable outside the ordinary course of business.

4.10         Financial Statements. Schedule 4.10 contains true, correct and complete copies of the Financial Statements. The Financial Statements are prepared using the accrual method of accounting consistently applied, and have been prepared from, and are in accordance with, the books and records of the Company, which books and records have been maintained on a basis consistent with the past practices of the Company. Each balance sheet included in the Financial Statements (including related notes and schedules, if any) is true, correct and complete and fairly presents in all material respects the financial position of the Company as of the date of such balance sheet, and each statement of income included in the Financial Statements (including related notes and schedules, if any) is true, correct and complete and fairly presents the results of operations, as the case may be, of the Company for the periods set forth therein. Since the date of the Reference Balance Sheet, there has been no change in any accounting (or tax accounting) policy, practice or procedure of the Company. The Company maintains materially accurate books and records reflecting its assets, liabilities, revenues and expenses and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements using the accrual method of accounting consistently applied, and (iii) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

4.11        No Undisclosed Liabilities. There are no liabilities of the Company required to be listed on a balance sheet under GAAP, whether accrued, contingent, absolute or otherwise, and whether known or unknown, except for:

(a)     liabilities and obligations reflected or provided for in the Reference Balance Sheet;

(b)     liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since the date of the Reference Balance Sheet and of a type reflected on the Reference Balance Sheet;

(c)     liabilities and obligations under Contracts that are not (i) attributable to any failure by the Company to comply with the terms thereof, or (ii) entered into in violation of this Agreement; and

(d)     liabilities otherwise set forth in the Disclosure Schedules.

4.12        Absence of Certain Changes. Since the date of the Reference Balance Sheet, there has not been (a) any Material Adverse Effect, (b) any damage, destruction, loss or casualty to property or assets of the Company with a value in excess of Twenty-Five Thousand Dollars ($25,000), whether or not covered by insurance, (c) any sale, transfer or disposition of any properties or assets of the Company other than in the ordinary course of business, or (d) any other action taken by the Company other than in the ordinary course of business consistent with past practices.

4.13         Legal Proceedings. Except as set forth on Schedule 4.13, there is no suit, action, claim, arbitration, proceeding or investigation presently pending or, to the Knowledge of the Company, threatened against the Company or the assets or properties of the Company, before any Governmental Entity. No suit, action, claim, proceeding or investigation pending, or, to the Knowledge of the Company, threatened against the Company or its assets or properties before any Governmental Entity (including any of those set forth on Schedule 4.13), if finally determined adversely, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. The Company is not subject to any judgment, decree, injunction, rule or order of any court or arbitration panel.

4.14         Compliance with Law.

(a)     The Company is (and has been at all times) in compliance in all material respects with all applicable Laws. The Company (i) has not been charged by any Governmental Entity with, and the Company has not received any written notice that it is under investigation with respect to, and, to the Knowledge of the Company, is not otherwise now under investigation with respect to, a violation of any applicable Law, (ii) is not a party to, or bound by, any order, judgment, decree, injunction, rule or award of any Governmental Entity, and (iii) has, in all material respects, filed all reports and has all Material Licenses required to be filed with any Governmental Entity on or prior to the date hereof.

(b)     Without limiting the generality of Section 4.14(a), neither the Company nor the Shareholders, their Affiliates, nor, to the Knowledge of the Company, any Persons who provide professional services under agreements with any of the foregoing for the benefit of the Company or its Business, has engaged in any activities which are prohibited by (i) the federal false claims statutes and regulations, (ii) the Medicare and Medicaid statutes and regulations, including, but not limited to, the Federal Medicare/Medicaid Anti-Kickback Statute (42 U.S.C. Section 1320a-7a or 1320a-7b), (iii) the “Stark I” and “Stark II” legislation governing related-entity referrals (PL 101-239 and PL 101-432) and regulations, (iv) the Health Insurance Portability and Accountability Act of 1996, including, without limitation the Health Information Technology for Economic and Clinical Health Act, (v) the federal false claims statutes and regulations, (vi) any regulation regarding the corporate practice of medicine or medical fee arrangements, (vii) any comparable state statute or regulation, (viii) Title 8 of the California Code of Regulations, or (ix) any other federal, state or local Law, regulation or rule relating to the regulation of the medical or worker’s compensation insurance industry.

4.15        Material Contracts. Each correspondingly lettered section of Schedule 4.15 sets forth a true, correct and complete list of the following Contracts to which the Company is a party that are currently in force or under which the Company has continuing benefits, liabilities and/or obligations (other than the Company Benefit Plans set forth on Schedule 4.18(a) and the insurance policies on Schedule 4.20) (collectively, the “Material Contracts”):

(a)     bonds, debentures, notes, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other Contracts relating to the borrowing of money or the deferred purchase price of property or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of the Company;

(b)     Contracts that were not entered into in the ordinary course of business, consistent with past practices;

(c)     leases relating to the Leased Real Property, leases of any personal property and all other Contracts involving any properties or assets (whether real, personal or mixed, tangible or intangible), involving an annual commitment or payment of or performance having a value of more than Twenty-Five Thousand Dollars ($25,000) by the Company;

(d)     Contracts that (i) limit or restrict the Company or any officers, directors, employees or Shareholders of the Company (in their capacity as such) from engaging in the Business in any jurisdiction, (ii) create or purport to create any exclusive or preferential relationship or arrangement, (iii) otherwise restrict or limit the Company’s ability to operate or expand its business in any material respect, or (iv) impose, or purport to impose, any obligations or restrictions on Affiliates of the Company in any material respect;

(e)     Contracts for capital expenditures or the acquisition or construction of fixed assets requiring payment by the Company of an outstanding amount in excess of Ten Thousand Dollars ($10,000);

(f)     Contracts that provide for any payment or benefit upon the execution hereof in connection with the transactions contemplated hereby, including accelerated vesting or other similar rights;

(g)     Contracts granting any Person a Lien on all or any part of any properties or assets of the Company other than Permitted Liens;

(h)     Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

(i)     Contracts granting to any Person an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any assets of the Company;

(j)     Contracts with any agent, distributor or representative that is not terminable without penalty on ninety (90) days’ or less notice;

(k)     Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment;

(l)     Contracts (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end user licenses in the ordinary course of business) or (ii) pursuant to which a third party has licensed or transferred any Company Intellectual Property to the Company;

(m)     Contracts providing for the indemnification or holding harmless of any officer or director of the Company;

(n)     joint venture or partnership Contracts or Contracts entitling any Person to any profits, revenues or cash flows of the Company or requiring payments or other distributions based on such profits, revenues or cash flows;

(o)     Contracts with Customers or Suppliers;

(p)     outstanding powers of attorney empowering any Person to act on behalf of the Company;

(q)     Contracts relating to any co-operative organization, franchise organization or similar organization;

(r)     Contracts with any Governmental Entity;

(s)     Employment Agreements;

(t)     Medical Provider Agreements with the top twenty (20) Medical Providers by volume for the third quarter ended September 30, 2015, or Medical Provider Agreements that provide for medical directorate services or which otherwise cannot be terminated by the Company upon notice of ninety (90) days or less;

(u)     Contracts with any independent contractor or consultant (other than Medical Provider Agreements); and

(v)     Contracts (other than those described in subsections (a) through (u) of this Section 4.15) to which the Company is a party or by which the Company’s properties or assets are bound (i) involving an annual commitment or annual payment to or from the Company of more than Twenty-Five Thousand Dollars ($25,000) individually or (ii) that are otherwise material to the Company, individually or in the aggregate.

True, correct and complete copies of all Material Contracts have been provided to the Purchaser. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, each other party thereto. There is no existing material default or material breach of the Company under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a material default or material breach) and, to the Knowledge of the Company and the Shareholders, there is no such material default (or event or condition that, with notice or lapse of time or both, could constitute a material default or material breach) with respect to any third party to any Material Contract. There is no term, obligation, understanding or agreement that would modify any term of a Material Contract or any material right or obligation of a party thereunder which is not reflected on the face of such Material Contract. Other than in the ordinary course of business consistent with past practices, the Company is not participating in any discussions or negotiations regarding modification of or amendment to any Contract or entry in any new Contract.

4.16         Tax Returns; Taxes.

(a)     All Tax Returns due to have been filed by the Company through the date hereof in accordance with all applicable Laws (pursuant to an extension of time or otherwise) have been duly filed and are true, correct and complete in all respects.

(b)     All Taxes, deposits and other payments for which the Company has liability (whether or not shown on any Tax Return) have been paid in full or are accrued as liabilities for Taxes on the books and records of the Company.

(c)     The amounts so paid, together with all amounts accrued as liabilities for Taxes (including Taxes accrued as currently payable but excluding any accrual to reflect timing differences between book and Tax income) on the books of the Company, shall be adequate, based on the tax rates and applicable Laws in effect, to satisfy all liabilities for Taxes of the Company in any jurisdiction through the Closing Date, including Taxes accruable upon income earned through the Closing Date.

(d)     There are not now any extensions of time in effect with respect to the dates on which any Tax Returns were or are due to be filed by the Company.

(e)     All Tax deficiencies asserted as a result of any examination by a Governmental Entity of a Tax Return of the Company have been paid in full, accrued on the books of the Company or finally settled, and no issue has been raised in any such examination that, by application of the same or similar principles, reasonably could be expected to result in a proposed Tax deficiency for any other period not so examined.

(f)     No claims have been asserted and no proposals or deficiencies for any Taxes of the Company are being asserted, proposed or, to the Knowledge of the Company and the Shareholders, threatened, and no audit or investigation of any Tax Return of the Company is currently underway, pending or threatened.

(g)     No claim has ever been made against the Company by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in such jurisdiction.

(h)     The Company has withheld and paid all Taxes required to have been paid by it in connection with amounts paid or owing to any employee, director, independent contractor, creditor or shareholder thereof or other third party.

(i)     The Company is currently, and since its date of incorporation has been, a valid “S” corporation within the meaning of Section 1361(a)(1) of the Code for all federal and state income Tax purposes, and no Taxing Authority has challenged, or is challenging, the S election of Company.

(j)     There are no outstanding waivers or agreements between any Governmental Entity and the Company for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by the Company or any other matter pending between the Company and any Governmental Entity.

(k)     Other than Permitted Liens, there are no Liens for Taxes with respect to the Company or the assets or properties of the Company, nor is there any such Lien (other than Permitted Liens) that is pending or, to the Knowledge of the Company and the Shareholders, threatened.

(l)     The Company is not a party to or bound by any Tax allocation or sharing agreement.

(m)     The Company has not been a member of an “affiliated group” of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income tax return.

(n)     The Company does not have any liability for the Taxes of any Person (other than for itself) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(o)     None of the Tax Returns described in Subsection (a) of this Section 4.16 contains any position which is or would be subject to penalties under Section 6662 of the Code (or any similar provision of provincial, state, local or foreign law) and the Treasury Regulations issued thereunder.

(p)     The Company has not made any payments, is not obligated to make any payments, and is not a party to any Contract that could obligate it to make any payments that will not be deductible under Section 280G of the Code (or any similar provision of provincial, state, local or foreign Law).

(q)     The Company is, and has at all times been, in compliance with the provisions of Section 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration and list maintenance with the Treasury Regulations thereunder.

(r)     The Company has not at any time, engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2), 301.6111-2(b)(2) or 301.6112-1(b)(2)(A), and no IRS Form 8886 has been filed with respect to the Company nor has the Company entered into any tax shelter or listed transaction with the sole or dominant purpose of the avoidance or reduction of a Tax liability with respect to which there is a significant risk of challenge of such transaction by a Governmental Entity.

(s)     The Company has not, directly or indirectly, transferred property to or acquired property from a Person with whom it was not dealing at arm’s length for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof.

(t)     The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period after the Closing Date as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) any installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(u)     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

4.17         Officers, Employees, Medical Providers and Independent Contractors.

(a)     Schedule 4.17(a) contains a true, correct and complete list of all of the employees (whether full-time, part-time or otherwise) of the Company as of the date hereof, specifying their position, annual salary, hourly wages and other compensation, date of hire, state of residence, length of service, full-time or part-time status, employee benefit coverages selected and their status as active or inactive.

(b)     Schedule 4.17(b) contains a true, correct and complete list of (i) the top fifty (50) Medical Providers by volume for calendar years 2013 and 2014 and the nine (9) months ended September 30, 2015, specifying the name of the Medical Provider, specialty, work location (i.e., states where services were and/or are performed) top line revenues generated by each Medical Provider for each of the calendar years 2013 and 2014 and the nine (9) months ended September 30, 2015, and fees (including any commissions, exclusivity payments and bonuses) paid to such Medical Provider for each of the calendar years 2013 and 2014 and the nine (9) months ended September 30, 2015, and (ii) all other independent contractors used by or contracted with the Company, specifying the name of the independent contractor, type of services provided, work location (i.e., states where services were and/or are performed), and fees (including any commissions, exclusivity payments and bonuses) paid to such independent contractor for the calendar years 2013 and 2014 and the nine (9) months ended September 30, 2015. Each Medical Provider is an independent contractor and not an employee of the Company.

(c)     All Persons classified by the Company as independent contractors, including Medical Providers, have been properly classified in accordance with all applicable Laws and no such Person is eligible to participate in any Company Benefit Plan. Each Medical Provider and other independent contractor listed on Schedule 4.17(b) has the requisite License(s) required to provide the services such person provides the Company. There are no actions threatened or pending before the California Division of Workers’ Compensation against the Company. Neither the Company nor a Shareholder has received a claim from any Governmental Entity to the effect that the Company has improperly classified any Person as an independent contractor, nor to the Knowledge of the Company and the Shareholders has any such claim been threatened. Neither the Company nor a Shareholder has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of the Company with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby or otherwise. The Company has delivered to the Purchaser a true, correct and complete copy of the employee handbook applicable to employees of the Company.

(d)     The Company maintains good commercial relations with each of its Medical Providers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Medical Provider. No Medical Provider set forth on Schedule 4.17(b) has canceled, terminated or made any threat in writing to cancel or otherwise terminate any of such Medical Provider’s Contracts with the Company or to decrease such Medical Provider’s supply of services to the Company. Neither the Company nor a Shareholder has any Knowledge to the effect that any current Medical Provider may terminate or materially alter its business relations with the Company. The Company has credentialed each Medical Provider in accordance with all applicable Laws and Contracts, and to the Knowledge of the Company, there are no actions threatened or pending before any Governmental Entity against any Medical Provider that would adversely affect any Medical Provider’s ability to perform services for the Company.

4.18         Company Benefit Plans.

(a)     Schedule 4.18(a) contains a true, correct and complete list of each Company Benefit Plan. Neither the Company nor any ERISA Affiliate maintains or contributes to, has maintained or contributed to, or has or could otherwise incur any material liability with respect to any Employee Benefit Plans other than the Company Benefit Plans. The Company’s records accurately reflect the employment or service histories of the Company’s employees, independent contractors, contingent workers and leased employees, including their hours of service, eligibility status, and their enrollment in the Company Benefit Plans.

(b)     The transactions contemplated by this Agreement will not result (either alone or in combination with any other event) in: (i) any payment of, or increase in, remuneration or benefits, to any officer, director, employee or consultant of the Company; or (ii) any cancellation of indebtedness owed to the Company by any employee, officer, director or consultant of the Company; (iii) the acceleration of the vesting, funding or time of any payment or benefit to any employee, officer, director or consultant of the Company; or (iv) result in any “parachute payment” within the meaning of Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(c)     Since 2012, the Company has not announced or entered into any plan or binding commitment to (i) create or cause to exist any additional Company Benefit Plan, or (ii) adopt, amend or terminate any Company Benefit Plan. The Company does not maintain any Company Benefit Plan that is a “non-qualified deferred compensation plan” within Section 409A of the Code.

(d)     The Company has made or caused to be made, all contributions and has paid all premiums under, each Company Benefit Plan and ERISA Affiliate Plan other than a pension benefit plan within the meaning of ERISA § 3(2) on behalf of employees with respect to periods ending on or prior to the Closing Date. Except as set forth on Schedule 4.18(d), none of the employees of the Company is eligible to request FMLA leave as of the Closing Date.

(e)     Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a current favorable determination letter from the Internal Revenue Service, or has full reliance on an opinion letter issued by the Internal Revenue Service to the sponsor of a pre-approved plan, and nothing has occurred or is expected to occur that could reasonably be expected to cause the loss of such qualification. Each trust created under any Company Benefit Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred or is expected to occur that could reasonably be expected to result in a revocation of such exemption.

(f)     The Company has complied with the Patient Protection and Affordable Care Act with respect to the Company Benefit Plans.

4.19         Labor Relations.

(a)     There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering the Company’s employees or contractors and none of such employees or contractors are represented by any union or labor organization with regard to their relations with the Company.

(b)     The Company is in compliance in all material respects with all federal and state Labor Laws and any other federal and state Laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Without limiting the foregoing, the Company has at all times properly classified all of its employees as exempt or non-exempt under the Fair Labor Standards Act and similar applicable state Laws and has properly paid all overtime compensation. The Company is not and has not been engaged in any unfair labor practice, and to the Knowledge of the Company, no unfair labor practice complaint against the Company is pending before any Governmental Entity. Neither the Company nor a Shareholder Knows or has reason to Know of any labor strike or other labor trouble actually pending, being threatened against, or affecting the Company.

4.20         Insurance Policies. Schedule 4.20 contains a true, correct and complete list of all insurance policies (other than any insurance policies underlying any Company Benefit Plan) carried by or for the benefit of the Company (the “Insurance Policies”), specifying the insurer, the amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage shall continue by virtue of premiums already paid. The Company maintains sufficient insurance with reputable insurers for the Business and assets of the Company against all risks normally insured against, and in amounts normally carried, by the Company consistent with past practices. All Insurance Policies are in full force and effect and shall be maintained by the Company in full force and effect through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policy in effect at any time during the past five (5) years.

4.21         Environmental, Health and Safety Matters. The Company is in compliance in all material respects with all applicable Environmental Laws. There is no suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company and the Shareholders, threatened against the Company or any real property operated or leased by the Company. The Company has not received any written notice of or entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Laws.

4.22         Intellectual Property.

(a)     Schedule 4.22(a) contains a true, correct and complete list of all Company Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made and all documents, recordations and certifications in connection with such Company Registered Intellectual Property have been filed with the relevant Governmental Entities to the extent necessary for maintaining such Company Registered Intellectual Property.

(b)     The Company owns, or is licensed or otherwise has the right to use, free and clear of any Liens (other than Permitted Liens), all Intellectual Property used in connection with the operation and conduct of its business as currently conducted.

(c)     Schedule 4.22(c) sets forth a true, correct and complete list of the Company Proprietary Software. The Company has all right, title and interest in and to the Company Proprietary Software, free and clear of all Liens, except Permitted Liens. The Company has possession of, and all ownership rights in and to, the source code to the Company Proprietary Software.

(d)     Except as set forth on Schedule 4.22(d), no portion of the Company Proprietary Software contains, embodies, uses, copies, comprises or requires the work of any third party. The Company Proprietary Software is materially free from defects, errors and deficiencies, is fit for the purposes and uses intended by the Company, and is free from viruses, Trojan horses, worms, backdoors and other code or instructions intentionally designed to disrupt, disable, harm, interfere with or otherwise affect computer programs, data files or operations.

(e)     Schedule 4.22(e) sets forth a true, correct and complete list of Company Licensed Software. The Company has complied in all material respects with the terms of any applicable end user license agreement or other Contract applicable to such Company Licensed Software and has purchased and maintained at all times the requisite number of licenses, users or seats necessary to the operation of the Business. All license, maintenance and/or support fees due in connection with the Company Licensed Software have been fully paid. The Company has not illegally downloaded or copied, or used illegally downloaded or copied versions of, any Company Licensed Software.

(f)     All Company Intellectual Property which the Company purports to own was developed by (i) an employee of the Company working within the scope of his or her employment at the time of such development, or (ii) agents, consultants, contractors or other Persons who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all intellectual property rights in the Company Intellectual Property. To the extent that any Company Intellectual Property has been developed or created by a third party for the Company, the Company has a written agreement with such third party with respect thereto and the Company thereby has obtained ownership of and is the exclusive owner of, all of such third party’s Intellectual Property in such work, material or invention by operation of law or by valid assignment.

(g)     To the Knowledge of the Company, (i) neither the Company nor any of its products or services has infringed upon or otherwise violated, or is infringing upon or otherwise violating, the Intellectual Property of any third party, and (ii) no Person has infringed upon or violated, or is infringing upon or violating, any Company Intellectual Property that the Company purports to own.

(h)     The Company is not subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation (i) restricting in any manner the use, transfer or licensing by the Company of any of the Company Intellectual Property or (ii) that may affect the validity, use or enforceability of the Company Intellectual Property or any product or service of the Company related thereto.

(i)     None of the source code of the Company Proprietary Software has been published or disclosed by the Company, except pursuant to a written non-disclosure agreement that is in the standard form used by the Company or similar agreement requiring the recipient to keep such source code or trade secrets confidential, or, to the Knowledge of the Company, by any third party to any other third party except pursuant to licenses or other Contracts requiring such third party to keep such trade secrets confidential.

(j)     The Company has taken commercially reasonable steps to protect its rights in its Confidential Information and any trade secret or confidential information of third parties used by the Company, and, except under confidentiality obligations, there has not been any material disclosure by the Company of any Confidential Information or any such trade secret or confidential information of third parties.

4.23        Affiliate Matters. Except as set forth on Schedule 4.23, no (a) Shareholder, (b) officer or director of the Company, (c) Person with whom either Shareholder, or any such officer or director has any direct or indirect relation by blood, marriage or adoption, or (d) Affiliate of a Shareholder, has any interest in or is a party to: (i) any Contract with, or relating to the Company or its Business; (ii) any loan for or relating to the Company or its Business; or (iii) any property (real, personal or mixed, tangible or intangible) used or currently intended to be used by the Company. Schedule 4.23 also sets forth a true, correct and complete list of all outstanding accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any such Person described above by or to the Company.

4.24        Customer and Supplier Relations. Schedule 4.24 contains a true, correct and complete list of the names and addresses of the Customers and Suppliers. The Company maintains generally good commercial relations with each of its Customers and Suppliers and, to the Knowledge of the Company, no event has occurred that could materially and adversely affect the Company’s relations with any such Customer or Supplier. No Customer (or former Customer) or Supplier (or former Supplier) during the prior twelve (12) months has canceled, terminated or, to the Knowledge of the Company, made any written (i) threat to cancel or otherwise terminate any of such Customer’s or Supplier’s Contracts with the Company or (ii) to materially decrease such Customer’s usage of the Company’s services or products or such Supplier’s supply of services or products to the Company. The Company has not received any written notice and does not have any Knowledge to the effect that any current customer or supplier will terminate or materially alter its business relations with the Company.

4.25        Licenses. Schedule 4.25 is a true, correct and complete list of (a) all independent review organization, utilization review, peer review, information technology-related, information security-related, services-related, URAC, and workers’ compensation review Licenses, (b) all Licenses required by Customers to be maintained, and (c) all other material Licenses held by the Company (the foregoing (a) through (c), collectively, the “Material Licenses”). The Company owns or possesses all Licenses that are necessary to enable it to carry on its business as presently conducted. All Material Licenses are valid, binding and in full force and effect. No business of the Company was awarded as the result of or was or is contingent upon the Company maintaining a small business, minority-owned business or veteran-owned business designation or accreditation. The Company is in compliance in all material respects with, and has taken all necessary action to maintain each Material License. No loss or expiration of any Material License is pending or, to the Knowledge of the Company, threatened (other than expiration upon the end of any term).

4.26         Data Security. The Company maintains physical, administrative and technological safeguards as reasonably necessary and sufficient to protect the data and confidential information of the Company, its Business and its customers. The Company has not suffered a security incident or data breach, and to the Knowledge of the Company, the Company has not suffered any cyber, social engineering, spoofing, phishing, ransom, viral or other attack, theft or intrusion that that has allowed an unauthorized party to access, copy, encrypt or otherwise use the data or confidential information of the Company, its Business or its customers. The Company has complied in all material respects with all customer requirements regarding information technology and/or security, has not reported or been required to report any loss of customer information or data to a customer, and has passed all information technology and/or security audits conducted by any customer within the past thirty-six (36) months.

4.27         Ethical Practices with Governmental Entities. Neither the Company nor any Shareholder has offered or given, and the Company does not have any Knowledge of any employee, officer, director or Medical Provider that has offered or given on its behalf, anything of value in violation of any applicable Law to: (a) any official of a Governmental Entity, any political party or official thereof or any candidate for political office; (b) any customer or member of any Governmental Entity; or (c) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer or member of any Governmental Entity or any candidate for political office for the purpose of the following: (i) illegally influencing any action or decision of such Person, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist the Company in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, with, or directing business to, any Person.

4.28         Service Warranties. Other than as set forth in any Contract between the Company and its Customer, all of which have been made available to the Purchaser, the Company does not make any warranty or guaranty as to services provided by the Company.

4.29         Solvency. The Company has not stopped or suspended payment of its debts, become unable to pay its debts when due or otherwise become insolvent in any jurisdiction. The Company is not the subject of any pending, rendered or threatened insolvency proceedings of any character. The Company has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.

4.30        Brokers, Finders and Investment Bankers. Other than the fees paid to BSC Capital, LLC to be set forth on the Closing Date Indebtedness Statement and satisfied at the Closing, or the portion of any Earnout Payment to be paid to BSC Capital, LLC as otherwise provided in this Agreement, neither the Company, nor any officer, director or employee of the Company, nor any Affiliate of the Company, nor a Shareholder has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby.

4.31         Franchise. The Company does not have any franchise-related Contracts or arrangements and does not operate the Business as a franchise.

ARTICLE V
representations and warranties of the ShareholderS

Except as set forth in the Disclosure Schedules (such that a disclosure set forth in any section of the Disclosure Schedules numbered to correspond with any section of the Agreement shall be deemed to apply to that section and any other section to the extent that its relevance is reasonably apparent on the face of such disclosure), each Shareholder represents and warrants to the Purchaser as follows as of the date hereof:

5.1          Authorization and Validity of Agreement. Such Shareholder has the legal right, power and capacity to execute and deliver this Agreement and the Shareholder Ancillary Documents to which he is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the Shareholder Ancillary Documents to which such Shareholder is a party have been duly and validly executed and delivered by such Shareholder and constitute the valid and binding agreements of such Shareholder, enforceable against the Shareholder in accordance with their respective terms, in each case, subject to bankruptcy, insolvency reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

5.2         Absence of Restrictions and Conflicts. The execution, delivery and performance by such Shareholder of this Agreement and the Shareholder Ancillary Documents to which he is a party, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Party the right to terminate, modify or cancel any material Contract to which such Shareholder is a party, (b) contravene or conflict with any judgment, decree or order of any Governmental Entity to which such Shareholder is a party or by which such Shareholder is bound, or (c) contravene or conflict with any Law or arbitration award applicable to such Shareholder.

5.3          Ownership of Equity. Such Shareholder has good and valid title to and record and beneficial ownership of the number of shares set forth across from his name on Schedule 4.1(d). Such Shareholder does not own any other shares of capital stock, membership interest or other equity security or interest of the Company, or any option, warrant, right, call, commitment or right of any kind to have any such capital stock, membership interest or equity security or interest issued.

5.4          Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the Knowledge of the Shareholders, threatened against, relating to or involving such Shareholder that could adversely affect a Shareholder’s ability to consummate the transactions contemplated by this Agreement.

5.5         Amounts Owed to Shareholder. The Company does not owe and is not otherwise obligated to pay such Shareholder or any Affiliate of the Shareholder any amount, except for salary and employee benefits incurred and accrued prior to the Closing in the ordinary course of business of the Company, consistent with past practice.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Company and the Shareholders as follows as of the date hereof:

6.1          Organization. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

6.2          Authorization. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and the Purchaser Ancillary Documents have been duly and validly executed and delivered by the Purchaser and constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, in each case, subject to bankruptcy, insolvency reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles.

6.3          Absence of Restrictions and Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, (a) contravene or conflict with any term or provision of the certificate of incorporation or bylaws of the Purchaser, (b) violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any Party the right to terminate, modify or cancel any Contract to which the Purchaser is a party (other than under any debt-related documents for which the Purchaser shall obtain applicable consents and/or waivers), (c) contravene or conflict with any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser is bound or (d) contravene or conflict with any Law or arbitration award applicable to the Purchaser. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to the Purchaser in connection with the execution, delivery or performance of this Agreement or the Purchaser Ancillary Documents or the consummation of the transactions contemplated hereby or thereby.

6.4         Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser that could adversely affect the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.5          Investment Purpose. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Company. The Purchaser confirms that the Company has made available to the Purchaser the opportunity to ask questions of the officers and management of the Company to acquire additional information about the Business, assets and financial condition of the Company. The Purchaser will acquire its interests in the Company for investment only, and not with a view toward or for sale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. The Purchaser understands that the transactions contemplated hereby have not been, and will not be, registered or qualified under the Securities Act of 1933, as amended, nor any state or any other applicable securities Law, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon the Purchaser’s representations in this Agreement. The Purchaser understands that no part of the interests in the Company which the Purchaser acquires may be resold unless such resale is registered under the Securities Act of 1933, as amended, and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available.

6.6           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transaction contemplated hereunder based upon arrangements made by or on behalf of the Purchaser.

6.7          Financial Ability. The Purchaser has, and will have on the Closing Date, and thereafter as needed, sufficient cash on hand from the Purchaser’s immediately available internal organization funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions, to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

6.8           Governmental Entities; Consents. Except as may be required by applicable securities Laws, no filing or registration with, or notification to, and no Permit, authorization, consent, approval or exemption of, or other action by, any Governmental Entity or any other Person is required to be obtained, made or given by the Purchaser in connection with their execution, delivery and performance of this Agreement, the other Purchaser Ancillary Documents or the transactions contemplated hereby or thereby.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

7.1           Reasonable Efforts; Further Assurances; Cooperation. Subject to the other provisions hereof, each Party shall use its commercially reasonable efforts to (i) perform its obligations hereunder and (ii) take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable Law to cause the transactions contemplated herein to be effected as soon as practicable in accordance with the terms hereof and shall reasonably cooperate with each other Party and its officers, directors, employees, agents, managers, counsel, accountants and other designees in connection with any step required to be taken as a part of its obligations hereunder, including the following:

(a)     Each Party shall promptly make its filings and submissions and shall take all actions necessary, proper or advisable under applicable Laws to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated hereby (except that the Purchaser and the Shareholders shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Business of the Company, the assets or the properties of the Company or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents or Shareholders Ancillary Documents, as the case may be). The Company shall furnish to the Purchaser all information required for any application or other filing to be made by the Company pursuant to any applicable Law in connection with the transactions contemplated hereby;

(b)     Each Party shall promptly notify the other Parties of (and provide written copies of) any communications from or with any Governmental Entity in connection with the transactions contemplated hereby;

(c)     In the event any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties shall (i) cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding, (ii) in the event an injunction or other order is issued in any such action, suit or other proceeding, use all reasonable efforts to have such injunction or other order lifted, and (iii) cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated hereby; and

(d)     Unless otherwise instructed by Purchaser, the Company shall give all notices to third parties and obtain all third-party consents (i) necessary, proper or advisable to consummate the transactions contemplated hereby, (ii) required to be given or obtained, including the Required Consents, or (iii) required to prevent a Material Adverse Effect prior to the Closing Date.

7.2         Public Announcements. Subject to its legal obligations (including requirements under the applicable Federal securities Laws and the rules and regulations of the New York Stock Exchange), prior to the Closing, each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding this Agreement or the transactions contemplated hereby to the financial community, Governmental Entities, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

7.3           Employee Matters.

(a)     Company Benefit Plans. Prior to the Closing Date, the Company shall make, or cause to be made, all contributions and pay all premiums that are due under each Company Benefit Plan and ERISA Affiliate Plan, other than a pension benefit plan within the meaning of ERISA § 3(2), with respect to periods ending on or prior to the Closing Date. The Company shall take all necessary action to terminate any Company Benefit Plan that includes a cash or deferred arrangement intended to meet the requirements of Code Section 401(k) (the “Company 401(k) Plan”), such termination to be effective no later than the day immediately prior to the Closing Date, but contingent on the Closing. Shareholders and Purchaser agree that the participants in the Company 401(k) Plan may rollover any “eligible rollover distribution” (within the meaning of Section 401(a)(31)(D) of the Code) from the Company 401(k) Plan to a 401(k) plan maintained by Purchaser or its Affiliates, including any outstanding participant loan balance that is part of a participant’s account under the Company 401(k) Plan. Purchaser shall bear all the expenses of terminating the Company 401(k) Plan.

(b)     Severance Costs. All Severance Costs not included in the Final Working Capital Schedule or otherwise paid at or prior to the Closing shall be treated as Closing Date Indebtedness and shall be set forth in detail in the Closing Date Indebtedness Statement unless otherwise mutually agreed to by the Parties.

(c)     Communications. Neither the Shareholders nor the Company nor any officer, director, employee, agent or representative of the Company shall make any communication to employees of the Company regarding any Purchaser Benefit Plan or any compensation or benefits to be provided after the Closing Date without the advance approval of the Purchaser, unless required by applicable Law.

(d)     Separated Employees. A list of employees to be terminated by the Company at the written request by the Purchaser, or whom the Company expects to resign, prior to the Closing, is set forth on Schedule 7.3(d) hereto. The Company shall terminate such employees prior to the Closing in accordance with its human resources policies and applicable Laws.

7.4         Noncompetition.

(a)     Confidential Information. The Company and the Shareholders shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of the Purchaser; provided, however, that any Shareholder may (a) make public disclosure to the extent required by applicable Law (in which case such Shareholder shall advise the Purchaser of such disclosure and provide it with a copy of such disclosure), and (b) disclose Confidential Information only to authorized counsel, and/or tax or accounting representatives of the Shareholders with a need to know such Confidential Information and who are bound by confidentiality obligations no less stringent than those set forth in this Section 7.4(a).

(b)     Noncompetition.

(i)     Each Shareholder hereby acknowledges that (A) the Company currently conducts the Business in the Territory and has current plans to further expand the Business throughout the Territory, and (B) to protect adequately the interest of the Purchaser in the business and goodwill of the Company, it is essential that any noncompetition covenant with respect thereto cover all of the Business and the entire Territory.

(ii)     Neither Shareholder shall, during the Noncompete Period, in any manner, either directly, indirectly, individually, in partnership, through a medical practice, jointly or in conjunction with any Person (including, without limitation, through any Affiliate, such as AMR EU), (A) engage in the Business within the Territory, (B) have an equity or profit interest in, manage, advise or render services (of an executive, marketing, manufacturing, research and development, administrative, financial, consulting, medical directorate, employment, independent contracting or other nature) or lend money to any Person that engages in the Business within the Territory, or (C) perform, teach or instruct any Person to perform services of a type the Company arranges or facilitates, or which are otherwise related to the Business. For clarity, “Business” does not include the Alpern Treating Practice or the Mevorak Treating Practice; provided that nothing herein shall be construed to permit any Shareholder to assist any customer of the Company with in-sourcing any aspect of the Business.

(iii)     Notwithstanding the foregoing, AMR EU’s performance under the Exclusive Engagement and Services Agreement in compliance with the terms thereof and the Shareholders’ or Nir Kaminer’s ownership management, control and operation of AMR EU in connection therewith shall not be deemed to be a violation of Section 7.4(b)(ii).

(c)     Nonsolicitation. The Shareholders shall not, during the Noncompete Period, in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) (x) recruit, solicit or hire, or attempt to recruit, solicit or hire, on his behalf or on behalf of any other Person, any Company Personnel or any Purchaser Personnel, (y) encourage any Person (other than the Purchaser or one of its Affiliates) to recruit, solicit or hire any Company Personnel or Purchaser Personnel, or (z) otherwise encourage any Company Personnel or Purchaser Personnel to discontinue his or her employment by or engagement with the Company or one of its Affiliates, (ii) solicit any customer of the Company or an Affiliate thereof who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing or selling products or services similar to those sold or provided by the Company, or (iii) cause, persuade or attempt to cause or persuade any customer or supplier of the Company (or any of its Affiliates) to terminate or modify such customer’s or supplier’s relationship with the Company (or any of its Affiliates).

(d)     Referrals. During the Noncompete Period, if and when any Person contacts a Shareholder with respect to any aspect of the Business, whether by web contact, phone, email, facsimile, main or otherwise, such Shareholder shall promptly refer any such Person to the Purchaser, shall notify the Purchaser of such contact, and shall provide the Purchaser with any and all information that such Shareholder has received from and regarding such Person. Each Shareholder further agrees not to criticize, denigrate, or otherwise disparage the Purchaser or any of its Affiliates or Purchaser Personnel, or any of their products, services, processes, policies, practices, standards of business conduct, or areas of business in any manner.

(e)     Severability. In the event a judicial or arbitral determination is made that any provision of this Section 7.4 constitutes an unreasonable or otherwise unenforceable restriction against a Shareholder, the provisions of this Section 7.4 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to such Shareholder. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 7.4, and to apply the provisions of this Section 7.4 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 7.4 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by such Shareholder. The time period during which the prohibitions set forth in this Section 7.4 shall apply shall be tolled and suspended for a period equal to the aggregate time during which such Shareholder violates such prohibitions in any respect.

(f)     Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 7.4 shall be inadequate and the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have hereunder.

7.5          Tax Matters.

(a)     Tax Periods Ending on or Before the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date (“Pre-Closing Tax Periods”) which are filed after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law. Each such Tax Return shall be subject to the review and approval of the Shareholders (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; provided, however, that if any such Tax Returns are required to be filed by Law, then such Tax Return shall only be subject to the Shareholders’ review and prior comment; provided, however, that the Purchaser shall, in good faith, take any reasonable comments of the Shareholders into account in the preparation of such Tax Returns.

(b)     Tax Periods Beginning Before and Ending After the Closing Date. The Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). All such Tax Returns shall be prepared in a manner consistent with the Company’s past practice, except as otherwise required by applicable Law. Each such Tax Return shall be subject to the review and approval of the Shareholders (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing; provided, however, that if any such Tax Returns are required to be filed by Law, then such Tax Returns shall only be subject to the Shareholders’ review and prior comment; provided, however, that the Purchaser shall, in good faith, take any reasonable comments of the Shareholders into account in the preparation of such Tax Returns.

(c)     Payment of Taxes. As between the Purchaser and the Shareholders, the Shareholders shall be responsible for and indemnify the Purchaser against any Tax with respect to the Company that is attributable to a Pre-Closing Tax Period or to that portion of a Straddle Tax Period that ends on the Closing Date, in each case to the extent that such Tax exceeds the amount (if any) reflected as a current liability for such Tax in the Final Working Capital Schedule. Within five (5) days prior to the due date for the payment of any such Tax, if (i) the amount of such Tax for which the Shareholders are responsible exceeds (ii) the amount reflected as a current liability for such Tax in the Final Working Capital Schedule, the Shareholders shall pay to the Purchaser an amount equal to such excess. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

(d)     Refunds. Any credits, refunds, overpayments and other recoveries of any Taxes of the Company with respect to a Pre-Closing Tax Period or the portion of a Straddle Tax Period ending on the Closing Date shall belong to the Shareholders and be paid to them promptly upon any credit thereof to, or receipt or recovery or determination thereof by, the Purchaser, the Company or any of their Affiliates, as reduced by any costs incurred or Taxes imposed on the Purchaser, the Company or any of their Affiliates in connection with obtaining such refunds or credits.

(e)     Tax Proceedings. The Purchaser shall promptly notify the Shareholders following receipt of any notice of audit or other proceeding relating to any federal, state or local Tax Return filed with respect to a Pre-Closing Tax Period or a Straddle Tax Period (the “Prior Period Returns”). The Purchaser shall, at its election, control any and all audits or other proceedings and litigation relating to any Prior Period Return (other than with respect to a Straddle Tax Period), including the filing of an amended Tax Return, and shall keep the Shareholders reasonably informed of the status of any such matters. Notwithstanding the foregoing, the Purchaser shall not settle or compromise any such audit or other proceeding or litigation without the Shareholders’ approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that should the Shareholders withhold their consent of any such settlement or compromise, then the Purchaser shall thereafter allow the Shareholders to participate in or, at the Purchaser’s election, control such audit or other proceeding or litigation provided that the Shareholders acknowledge their obligation to fully indemnify the Purchaser for all Losses (including Taxes) resulting from such audit or other proceeding or litigation as required pursuant to Section 10.1(a)(iii), and the Shareholders shall advance to the Purchaser their good faith estimate of the total anticipated legal costs of the Purchaser in connection with the continuation of such audit or other proceeding or litigation, plus any payments required by the taxing authority in order to continue such audit or other proceeding or litigation.

(f)     Cooperation on Tax Matters. The Purchaser, the Company and the Shareholders shall cooperate as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and amendments to Tax Returns pursuant to this Section (provided, however, that the Purchaser may not amend any Tax Returns of the Company filed with respect to Pre-Closing Tax Periods without the prior written consent of the Shareholders, which consent may not be unreasonably withheld, conditioned or delayed; provided, further however, that if any such amended Tax Returns are required to be filed by Law, the Purchaser shall have the right to amend such Tax Returns, subject to the Shareholders’ right to review and provide comments, provided that the Purchaser shall, in good faith, take any reasonable comments of the Shareholders into account in the preparation of such Tax Returns) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g)     Transfer Taxes; Expenses. Any Taxes or recording fees payable as a result of the purchase and sale of the Shares or any other action contemplated hereby (other than any federal, state, local or foreign Taxes measured by or based upon income or gains imposed upon the Purchaser) shall be paid by the Shareholders. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

(h)     No 338(h)(10) Election. The Purchaser and the Company shall not make an election pursuant to Section 338(h)(10) of the Code with respect to the acquisition by Purchaser of the Shares.

(i)     Closing of the Books. The Purchaser and the Shareholders shall cause the Company to timely file a statement electing under Section 1362(e)(3)(A) of the Code not to apply the rules provided in Section 1362(e)(2) of the Code, in accordance with Section 1.1362-6(a)(5) of the Treasury Regulations; and the Purchaser and the Shareholders shall timely file a consent to such election under Section 1362(e)(3)(B) of the Code, in accordance with Section 1.1362-6(b) of the Treasury Regulations.

7.6          Accounts and Notes Receivable.

(a)     The Company shall cause all notes and accounts receivable and payable of the Company owing by or to a Shareholder or any director, officer, employee or Affiliate of the Company (each, an “Affiliate Loan”) to be paid in full on or prior to the Closing Date.

(b)     From and after the Closing, if a Shareholder receives any Receivables, such Shareholder shall remit any such amounts to the Company within five (5) days of each day on which such Shareholder receives such sum.

7.7          Release.

(a)     As of the Closing Date, the Purchaser and the Company knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Shareholders, from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that the Purchaser or the Company has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement or the Shareholder Ancillary Documents (including, without limitation, any claim that could be made under Section 10.1 of this Agreement and any claim that could be made under the Exclusive Engagement and Services Agreement), any claim based on a Shareholder’s fraud or willful misconduct, or any claim that cannot be released under applicable Law.

(b)     In consideration of the Purchase Price, as of the Closing Date, each Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue the Company, the Purchaser or the Purchaser’s Affiliates, from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that a Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to (i) any claims arising out of this Agreement, the Shareholder Ancillary Documents or the Purchaser Ancillary Documents (including, without limitation, any claim that could be made under Section 10.2 of this Agreement, and any claim that could be made by the Shareholders and/or AMR EU under the Exclusive Engagement and Services Agreement), (ii) any claim based on the Purchaser’s or the Company’s fraud or willful misconduct, (iii) any claim for benefits under Company Benefit Plans by a Shareholder employee that have been properly accrued for by the Company, (iv) any claim that cannot be released under applicable Law, or (v) any claim covered by one or more of the Claims Made Policies, including without limitation any rights to indemnification under the Claims Made Policies or organizational documents of the Company for serving as an officer, director, agent or employee of the Company, providing services on behalf of the Company, or serving at the request of the Company as a trustee or fiduciary of any Company Benefit Plan, provided that such rights exist as a matter of Law or Contract or pursuant to the corporate documents of the Company.

7.8          Terminated Arrangements. Prior to the Closing, the Company shall terminate, or cause to be terminated, the agreements and arrangements set forth on Schedule 7.8 (the “Terminated Arrangements”), such that the Company shall be released from any and all liabilities and obligations arising out of, or related to, such Terminated Arrangements, and the Company shall not have any liability following the Closing related to such Terminated Arrangements.

7.9          Indemnification and Insurance.

(a)     To the extent covered by, or to which it would enable the Shareholders to realize benefits under, the Claims Made Policies, the Purchaser agrees that all rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Closing Date and rights to defense relating thereto now existing in favor of the Shareholders in their capacity as current or former directors, officers, employees, members and agents of the Company (the “Company Agents”) as provided in the Company’s Articles of Incorporation or Bylaws or comparable documents of the Company or any indemnification agreement between any of the Company and/or any Company Agent, or rights substantially similar thereto, shall survive the transactions contemplated hereby and shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Company Agent, unless an alteration or modification of such document is required by Law or the Shareholders affected thereby otherwise consents in writing thereto.

(b)     The Company shall have paid in full prior to the Closing and have in effect at the Closing “tail” insurance policies with a claims period of six (6) years from and after the Closing Date with respect to the insurance policies identified in Section 7.9(a) for acts or omissions occurring prior to the Closing Date (such “tail” insurance policies, the “Claims Made Policies”) covering the persons who are currently covered by the Claims Made Policies on terms (as to coverage and amount) no less advantageous in the aggregate to such persons than under such current Claims Made Policies.

(c)     Notwithstanding anything to the contrary herein, each Shareholder shall pay all expenses (including deductible and retention amounts) under the Claims Made Policies to the extent a claim is made for the benefit of such Shareholder following the Closing.

7.10         Name Change. Within thirty (30) Business Days following the Closing Date, the Shareholders shall cause AMR EU to change its company name to remove any reference to the name “Advanced Medical Reviews”, “AMR” or any other name used by the Company in the conduct or operation of its business. The Shareholders agree not to use, or start any new business in, the name “Advanced Medical Reviews”, “AMR” or anything similar without the prior written consent of the Purchaser. As promptly as reasonably practicable following the Closing, the Shareholders shall cause AMR EU to file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. Notwithstanding anything to the contrary in this Section 7.10, AMR EU may continue to use its name for three (3) months after the Closing in connection with collecting its accounts receivable.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1          Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Purchaser) at or prior to the Closing of each of the following additional conditions:

(a)     Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Purchaser or the Company or a material restriction on the operation of the business of the Purchaser or the Company as a result of such matter.

(b)     Consents. All Required Consents set forth on Schedule 8.1(b) have been obtained or made on terms and conditions reasonably satisfactory to the Purchaser.

(c)     Performance of Obligations of the Company and the Shareholders. The Company and the Shareholders shall have performed in all respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.

(d)     No Material Adverse Effect. There shall not have occurred (nor shall the Purchaser have become aware of) any Material Adverse Effect or any development reasonably likely to result in a Material Adverse Effect.

(e)     Closing Date Indebtedness Statement. The Company shall have delivered to the Purchaser the Closing Date Indebtedness Statement in accordance with Section 3.2.

(f)     Payoff Letters. The Company shall have delivered to the Purchaser satisfactory payoff letters (the “Payoff Letters”) evidencing that the borrowed money portion of the Closing Date Indebtedness shall be repaid in full by such disbursement of a portion of the Purchase Price.

(g)     Release of Liens. The Purchaser shall have received evidence reasonably satisfactory to it that all Liens affecting any property or asset of the Company (other than Permitted Liens) have been released, or will be released upon payment of the Closing Date Indebtedness pursuant hereto.

(h)     Landlord Certificate. The Company shall have delivered to the Purchaser a consent certificate in substantially the form attached as Schedule 8.1(h), executed by the landlord of each Leased Real Property.

(i)     Affiliate Loans. The Purchaser shall have received evidence, satisfactory to the Purchaser, that the Affiliate Loans have been paid in full.

(j)     Terminated Arrangements. The Purchaser shall have received evidence (satisfactory to the Purchaser) that the Terminated Arrangements described in Section 7.8 have been terminated in accordance therewith.

(k)     Resignations. All directors and executive officers of the Company shall have delivered to the Purchaser their resignations from their executive officer and director positions from the Company in the form of Schedule 8.1(k).

(l)     Exclusive Engagement and Services Agreement. The Purchaser shall have received the Exclusive Engagement and Services Agreement, duly executed by the Shareholders, the Company and AMR EU.

(m)     Release and Non-Competition Agreement. The Purchaser shall have received the Release and Noncompetition Agreement in substantially the form attached as Schedule 8.1(l), duly executed by Vincent Bianco.

(n)     Ancillary Documents. The Company shall have delivered, or caused to be delivered, to the Purchaser the documents listed in Section 9.2.

8.2         Conditions to Obligations of the Shareholders. The obligations of the Shareholders to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Shareholders) at or prior to the Closing of each of the following additional conditions:

(a)     Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by a Shareholder as a result of such matter.

(b)     Performance of Obligations by the Purchaser. The Purchaser shall have performed in all respects all covenants and agreements required to be performed by it hereunder on or prior to the Closing Date.

(c)     Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Shareholders and the Company the documents listed in Section 9.3.

(d)     Alpern Consulting Agreement. The Purchaser shall have delivered, or caused to be delivered, to Dr. Eytan Alpern a consulting agreement by and between the Purchaser and Dr. Eytan Alpern, in the form attached hereto as Schedule 8.2(d) (“Alpern Consulting Agreement”), duly executed by the Purchaser.

(e)     Exclusive Engagement and Services Agreement. The Purchaser shall have delivered, or caused to be delivered, to the Shareholders the Exclusive Engagement and Services Agreement, duly executed by the Purchaser.

ARTICLE IX
CLOSING

9.1          Closing. The Closing shall occur at 11:59 p.m. Eastern Time on the date hereof. The Closing shall take place by the email transmission of executed documents and via wire transfer of the funds, which shall be coordinated by the Parties’ legal counsel.

9.2          Company and Shareholder Closing Deliveries. At the Closing, the Company and the Shareholders, as applicable, shall deliver to the Purchaser the following:

(a)     certificates representing the Shares, duly endorsed in blank or accompanied by duly executed stock powers or other assignment documents;

(b)     the organizational record books, minute books and corporate seal of the Company;

(c)     a certificate by the Secretary or another executive officer of the Company, dated the Closing Date, as to (i) the good standing of the Company in its jurisdiction of incorporation and in each other jurisdiction where it is qualified to do business, with applicable certificates of good standing attached, (ii) the completeness and correctness of the Company’s certified articles of incorporation and bylaws, and (iii) the effectiveness of the resolutions of the board of directors of the Company and the Shareholders authorizing the execution, delivery and performance hereof by the Company passed in connection herewith and the transactions contemplated hereby; and

(d)     all other documents required to be entered into by the Company and the Shareholders pursuant hereto, or all documents reasonably requested by the Purchaser to convey the Shares to the Purchaser or to otherwise consummate the transactions contemplated hereby.

9.3          Purchaser Closing Deliveries. On the Closing, the Purchaser shall deliver, or caused to be delivered, to the Shareholders, the Escrow Agent, or other Parties the following:

(a)     the portion of the Purchase Price to be paid at Closing to the Shareholders pursuant to Article III, paid and delivered in accordance with such Article;

(b)     the Escrow Deposit Amount to the Escrow Agent;

(c)     the payoff of the Closing Date Indebtedness in accordance with Article III; and

(d)     all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant hereto.

ARTICLE X
INDEMNIFICATION

10.1         Indemnification Obligations of the Shareholders.

(a)     The Shareholders shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of, relating to or resulting from:

(i)     any breach or inaccuracy of any representation or warranty made by the Company or a Shareholder in Article IV of this Agreement or in any Shareholder Ancillary Document to which the Company is a party;

(ii)     any breach by the Company of any covenant, agreement or undertaking with respect to the period prior to Closing that is contained in this Agreement or the Shareholder Ancillary Documents to which the Company is a party (other than the Exclusive Engagement and Services Agreement);

(iii)     except to the extent reflected in the Final Working Capital Schedule, any liability or obligation of the Company for (A) any Taxes that are the responsibility of the Shareholders pursuant to Section 7.5(c), (B) any Taxes incurred in any Tax period beginning after the Closing Date but arising from the settlement or other resolution with Governmental Entity of an asserted Tax liability which relates to any Tax period or portion thereof ending on or before the Closing Date, or (C) the unpaid Taxes of any Person under Treasury Regulations Section 1.1502-6 or Section 160 of the Tax Act (or any similar provision of other federal, provincial, state, local or foreign Law), as a transferee or successor, by Contract or otherwise, in each case whether or not disclosed to the Purchaser in any Schedules to this Agreement, the Financial Statements or otherwise;

(iv)     any matter set forth on or required to be set forth on Schedule 4.13 (Legal Proceedings);

(v)     Customer Overpayments to the extent not accrued for by the Company;

(vi)     the Closing Date Indebtedness to the extent not set forth on the Closing Date Indebtedness Statement or otherwise paid as of Closing;

(vii)     any matter set forth on Schedule 10.1(a)(vii); and

(viii)     item 1 on Schedule 4.1(a) or item 10 on Schedule 4.14(a).

(b)     Each Shareholder shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Losses arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by such Shareholder in Article V of this Agreement or in any Shareholder Ancillary Document to which such Shareholder is a party, or (ii) any breach by such Shareholder of any covenant or agreement of such Shareholder, in its individual capacity, contained in this Agreement or any Shareholder Ancillary Document to which such Shareholder is a party.

The Losses of the Purchaser Indemnified Parties described in this Section 10.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are collectively referred to as “Purchaser Losses.”

10.2        Indemnification Obligations of the Purchaser. The Purchaser shall indemnify and hold harmless the Shareholder Indemnified Parties from, against and in respect of any and all Losses arising out of, relating to or resulting from:

(a)     any breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement or in any Purchaser Ancillary Document;

(b)     any breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement or in any Purchaser Ancillary Document; and

(c)     any Third-Party Claim against a Shareholder to the extent arising solely out of or relating solely to the operation of the Company after the Closing in respect of obligations to be observed, paid, discharged or performed at any time on or after the Closing, and not to the extent arising out of or resulting from the actions or omissions of the Company or the Shareholder or the operation of the Company prior to the Closing.

The Losses of the Shareholder Indemnified Parties described in this Section 10.2 as to which the Shareholder Indemnified Parties are entitled to indemnification are collectively referred to as “Shareholder Losses.”

10.3         Indemnification Procedure.

(a)     Promptly following receipt by an Indemnified Party of notice by a third party (including any Governmental Entity) of any complaint, dispute or claim or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to indemnification pursuant hereto (“Third-Party Claim”), such Indemnified Party shall provide written notice thereof to the Party obligated to indemnify under this Agreement (the “Indemnifying Party”), provided, however, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability hereunder with respect to such Third-Party Claim only if, and only to the extent that, such failure to so notify the Indemnifying Party results in the material prejudice to the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such Third-Party Claim. Except as specified in Section 7.5(e), the Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third-Party Claim with counsel (and/or other advisors, as applicable) reasonably acceptable to the Indemnified Party or that is from a nationally recognized firm and shall pay and advance any related expenses; provided that that the Indemnifying Party shall involve the Purchaser in, and allow the Purchaser to control any communications with any customer of the Company or its Affiliates and will consider in good faith any reasonable input from Purchaser regarding any decision which may negatively impact the Company’s relations with any Customer. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense as provided above, be liable to the Indemnified Person under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim. The assumption of the defense of a Third-Party Claim shall not be an admission as to the liability of the Indemnifying Person in respect of such Third-Party Claim or be deemed an acceptance or acknowledgment of the Indemnifying Person’s obligation to indemnify the Indemnified Person in respect of such Third-Party Claim. In the event, however, that the Indemnifying Party declines or fails to assume the defense of such Third-Party Claim on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, then any Purchaser Losses or any Shareholder Losses (as the case may be), shall include the reasonable fees and disbursements of counsel for the Indemnified Party and related expenses as incurred to the extent the Indemnifying Party is finally determined (by mutual agreement, litigation, arbitration or otherwise) to be liable to the Indemnified Party for such Third-Party Claim. In any Third-Party Claim for which indemnification is being sought hereunder the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Third-Party Claim, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party (as the case may be) shall at all times use reasonable efforts to keep the Indemnifying Party or Indemnified Party (as the case may be) reasonably apprised of the status of the defense of any matter the defense of which it is maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

(b)     No Indemnified Party may settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which may not be unreasonably withheld or delayed), unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent (x) includes an unconditional release of the Indemnified Party and its officers, directors, employees and Affiliates from all liability arising out of, or related to, such Third-Party Claim, (y) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and (z) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

(c)     In the event an Indemnified Party claims a right to payment pursuant hereto with respect to any matter not involving a third party complaint, dispute or claim (“Direct Claim”), such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party (a “Notice of Claim”). Such Notice of Claim shall specify the basis for such Direct Claim. The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party with respect to any Direct Claim made pursuant to this Section 10.3(c) it being understood that a Notice of Claim in respect of a breach of a representation or warranty must be delivered prior to the expiration of the survival period for such representation or warranty under Section 10.5. In the event the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Notice of Claim that the Indemnifying Party disputes its liability to the Indemnified Party under this Article or the amount thereof, the Direct Claim specified by the Indemnified Party in such Notice of Claim shall be conclusively deemed a liability of the Indemnifying Party under this Article X, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such Direct Claim as determined hereunder.

10.4         Indemnity Escrow.

(a)     Except as provided in Section 3.4(c), any payment that the Shareholders are required to make to any Purchaser Indemnified Parties with respect to any claims relating to this Agreement (including pursuant to this Article X) shall be paid as follows: (i) first, by the release of the then remaining funds in the applicable Escrow Fund equal to the amount of such payment, and (ii) then, in cash by the applicable Shareholder or Shareholders with respect to remaining amounts payable pursuant Section 10.1(a).

(b)     The Parties shall direct the Escrow Agent to release all funds from the Escrow Fund to the Shareholders to the extent not previously utilized to pay any Indemnified Persons for any indemnification claim pursuant to this Article X or otherwise subject to a claim pursuant to this Article X, on the date that is twelve (12) months following the Closing Date in accordance with the terms of the Escrow Agreement.

(c)     The Company, the Shareholders and the Purchaser hereby agree that the Shareholders and the Purchaser shall instruct the Escrow Agent to hold or release the Escrow Fund in accordance with this Agreement.

10.5        Survival Period. The representations and warranties of the Parties contained herein shall not be extinguished by the Closing, but shall survive the Closing for, and all claims for indemnification in connection therewith shall be asserted not later than, twelve (12) months following the Closing Date; provided, however, that each of the representations and warranties contained in Section 4.1 (Organization; Capitalization), Section 4.2 (Authorization), Section 4.7(a) (Title to Assets), and Section 4.16 (Tax Returns; Taxes), Section 4.30 (Brokers, Finders and Investment Bankers), Section 5.1 (Authorization and Validity of Agreement) and Section 5.3 (Ownership of Equity) (collectively, the “Fundamental Representations”), shall survive the Closing without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely; and further provided, however, that the representations and warranties contained in Section 4.18 (Company Benefit Plans), Section 4.19 (Labor Relations), and Subsections 4.22(c), 4.22(f) or 4.22(g) of Section 4.22 (Intellectual Property) (the “Extended Representations”), shall survive the Closing Date until the sixtieth (60th) day after the expiration of the respective statutes of limitation for claims applicable to the matters covered thereby. The covenants and agreements of the Parties hereunder shall survive without limitation as to time, and the period during which a claim for indemnification may be asserted in connection therewith shall continue indefinitely. Notwithstanding the foregoing, if, prior to the close of business on the last day a claim for indemnification may be asserted hereunder, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

10.6         Liability Limits.

(a)     Notwithstanding anything to the contrary set forth herein, the Purchaser Indemnified Parties shall not make a claim for indemnification under Section 10.1(a)(i) or Section 10.1(b)(i) for Purchaser Losses unless and until the aggregate amount of such Purchaser Losses exceeds Three Hundred Thousand Dollars ($300,000) (the “Deductible”), in which event the Purchaser Indemnified Parties may claim indemnification for all Purchaser Losses in excess of the Deductible, up to, but not to exceed a cap of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Standard Representations Cap”). Notwithstanding the foregoing, (i) the Deductible shall not apply to any Purchaser Losses arising out of or related to a breach of the Extended Representations; (ii) the Deductible shall not apply to any Purchaser Losses arising out of or related to a breach of the Fundamental Representations, and the Shareholders shall be liable for all Purchaser Losses with respect thereto, up to, but not to exceed a cap of Thirty Million Dollars ($30,000,000) (“the “Fundamental Representations Cap”), and (iii) none of the Deductible, the Standard Representations Cap or the Fundamental Representations Cap shall apply to any Purchaser Losses arising out of or related to fraud or willful misconduct and the Shareholders shall be liable for all Purchaser Losses with respect thereto. For purposes of this Article X, each representation and warranty shall be read without reference to any materiality or Material Adverse Effect qualification contained therein.

(b)     For purposes of this Article X, no Indemnified Party shall be entitled to recover punitive or exemplary damages; provided, that the foregoing shall not apply to Losses arising out of or related to fraud, willful misconduct or a Third-Party Claim, and the applicable Indemnifying Party shall be liable for all Losses with respect thereto.

(c)     Subject to the liability limits set forth in this Agreement (including this Section 10.6), with respect to any Third-Party Claim relating to a Special Indemnity Matter for which the Shareholders are liable, the Shareholders shall be responsible for any and all such Losses arising under such Thirty Party Claim, which Losses may include consequential, indirect, special, or exemplary damages (including loss of profits or diminution in value); provided, however, that with respect to any Direct Claim relating to a Special Indemnity Matter for which the Shareholders are liable, the Shareholders shall only be responsible for direct damages to the Company and shall not be liable or responsible for any consequential, indirect, special, or exemplary damages (including loss of profits or diminution in value), nor shall “multiple of profits” or “multiple of cash flow” or a similar valuation methodology be used in calculating the amount of any Purchaser Losses.

10.7         Additional Limitations.

(a)     For purposes of determining the amount of any Shareholder Losses or Purchaser Losses, as applicable, such amount shall be reduced by the amount of any insurance benefits and proceeds (collectively, “Insurance Benefits”) actually received by a Party in respect of the Losses (net of any deductible amounts, any expenses incurred in obtaining recovery and the present value of any insurance premium increase directly and solely resulting from such claim), and each Party agrees to use commercially reasonable efforts to collect such Insurance Benefits.

(b)     No Shareholder shall have any liability for any Loss to the extent that an allowance, provision or reserve covering such Loss is included in the Final Working Capital Schedule.

10.8        Set-Off. The Purchaser shall be entitled to set-off any amount it is finally determined to be entitled to pursuant to this Agreement (including, without limitation, payments for indemnification obligations and payments in the event of a Working Capital Deficit), against any amount owed to the Shareholders under this Agreement.

10.9        Exclusive Remedy. Except for actions grounded in fraud or willful misconduct, from and after the Closing, the indemnities provided in this Article X shall constitute the sole and exclusive remedy of any Indemnified Party for damages arising out of, resulting from or incurred in connection with any claims related to this Agreement or arising out of the transactions contemplated hereby; provided, however, that this exclusive remedy for damages does not preclude a party from bringing an action for specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any agreement entered into in connection herewith.

10.10      Characterization of Indemnification Payments. To the extent applicable and permitted by applicable Law and accounting policies, all payments made or deemed to be made, in accordance with this Agreement by any Indemnifying Party to an Indemnified Party with respect to any claim pursuant to this Article X shall be treated, to the fullest extent possible under applicable Law, as adjustments to the Purchase Price for Tax purposes.

ARTICLE XI
MISCELLANEOUS PROVISIONS

11.1         Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same, shall specify the Section hereunder pursuant to which it is given or being made, and shall be delivered personally or by email, a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) as follows:

To the Purchaser:	ExamWorks
3280 Peachtree Road, Suite 2625
Atlanta, GA 30305
Attn: CFO
Email: miguel.fernandez@examworks.com

With a copy to:	ExamWorks
1820 Ringling Blvd.
Sarasota, FL 34236
Attn: General Counsel
Email: clare.arguedas@examworks.com

To the Shareholders at the addresses set forth on Schedule 11.1

With a copy to:	Sheppard Mullin Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Los Angeles, CA 90067-6017
Attention: Eric A. Klein, Esq.
Facsimile No.: (310) 228-3701
Email: eklein@sheppardmullin.com

or to such other representative or at such other postal address or email address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, (b) upon transmission by electronic mail if receipt is confirmed, (c) on the first (1st) Business Day following delivery to a national overnight courier service or (d) on the fifth (5th) Business Day following it being mailed by registered or certified mail.

11.2        Assignment; Successors in Interest. No assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties; provided that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party, be entitled to assign this Agreement or all or any part of its rights or obligations hereunder to one or more Affiliates of the Purchaser, to a successor (or surviving entity to a merger) upon the sale of all or substantially all of its assets or business, or to its lenders under its credit facilities; provided such assignment does not relieve the Purchaser of any obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

11.3         Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

11.4         Controlling Law. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of law rules. Except with respect to any action, dispute, suit or proceeding arising under Section 3.4 or Section 3.6 hereof, (which shall first be resolved in accordance with the dispute resolution mechanisms contained therein) each Party irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state courts sitting in the State of Delaware and of the United States District Court for the District of Delaware for any action, dispute, suit or proceeding arising out of or relating to this Agreement (and each party irrevocably and unconditionally agrees not to commence any such action, dispute, suit or proceeding except in such courts), (b) waives any objection to the laying of venue of any such action, dispute, suit or proceeding in any such courts and (c) waives and agrees not to plead or claim that any such action, dispute, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement.

11.5         Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

11.6         Counterparts. This Agreement may be executed in two or more counterparts (including by electronic mail, facsimile or other electronic means), each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts.

11.7         Enforcement of Certain Rights. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any Person other than the Parties and, only with respect to Article X, the Purchaser Indemnified Parties and the Shareholder Indemnified Parties, and, only with respect to Section 3.3(c), BSC Capital, LLC, and the respective successors or permitted assigns of each of the foregoing, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary hereof.

11.8         Waiver; Amendment. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

11.9         Integration. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. The respective representations and warranties of the Parties contained in this Agreement or any certificate or other document delivered by any Party at or prior to the Closing and the rights to indemnification set forth in the Agreement shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a Party.

11.10       Interpretation. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender. References herein to any Law shall be deemed to refer to such Law, as amended from time to time, and all rules and regulations promulgated thereunder. The words “include,” “includes,” and “including” shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to sections and schedules are intended to refer to Sections and Schedules of this Agreement.

11.11       Disclosure Schedules. The disclosure of any information set forth in the Disclosure Schedules may be broader than what is required to be disclosed pursuant to this Agreement, and, to such extent, shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company and/or the Shareholders in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to the Shareholders.

11.12       Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

11.13       Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Shareholders shall pay the fees, costs and expenses of the Company and the Shareholders incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of financial advisors, accountants and counsel to the Company and the Shareholders.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

EXAMWORKS, INC.

By:	/s/ J. Miguel Fernandez de Castro
Name: J. Miguel Fernandez de Castro
Title: Senior Executive Vice President and
Chief Financial Officer

COMPANY:

ADVANCED MEDICAL REVIEWS, INC.

By:	/s/ Eytan J. Alpern
Name: Eytan J. Alpern, M.D.
Title: President, Chief Operating Officer And Secretary

SHAREHOLDERS:

/s/ Eytan J. Alpern
Eytan Alpern, M.D.

/s/ Barak Mevorak
Barak Mevorak, M.D.

[Signature Page to Share Purchase Agreement]